UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CVR Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 2, 2012

To the Stockholders of CVR Energy, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of CVR Energy, Inc., on Tuesday, July 17, 2012 at 12:30 p.m. (Eastern Time) at The New York Palace.

At the Annual Meeting, we will ask you to (1) elect nine directors, (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2012, (3) consider an advisory vote on the compensation of our named executive officers and (4) take action upon any other business that may properly come before the Annual Meeting.

The accompanying materials include the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”). The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares. Along with the attached Proxy Statement, we are also sending you the CVR Energy 2011 Annual Report, which includes our 2011 Annual Report on Form 10-K and financial statements.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, you can vote your proxy by telephone by following the instructions on the enclosed form of proxy. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski

Chief Executive Officer and President

CVR ENERGY, INC.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(281) 207-3200

www.cvrenergy.com

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Tuesday, July 17, 2012 at 12:30 p.m. (Eastern Time), at The New York Palace to consider and vote upon the following matters:

1. Election of nine directors, each to serve a one-year term expiring upon the 2013 Annual Meeting of Stockholders or until their successor has been duly elected and qualified;

2. A proposal to ratify the Audit Committee’s selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2012, which we refer to as the “auditor ratification proposal”;

3. A non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”; and

4. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on June 22, 2012 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning July 6, 2012 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares of common stock are represented at the meeting. You may also vote your shares by telephone by following the instructions on the enclosed form of proxy. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED FORM OF PROXY.

By Order of the Board of Directors,

Edmund S. Gross

Senior Vice President, General Counsel

and Secretary

Sugar Land, Texas

July 2, 2012

If you vote by telephone, you do not need to return your proxy card.

CVR ENERGY, INC.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(281) 207-3200

www.cvrenergy.com

PROXY STATEMENT

PROXY STATEMENT FOR CVR ENERGY, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

We are providing this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2012 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of 2012 Annual Meeting, this Proxy Statement, the form of proxy card and the voting instructions are being mailed starting July 2, 2012.

What matters will be voted on at the Annual Meeting?

There are three matters scheduled to be voted on at the Annual Meeting:

•	the election of nine directors;

•

a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2012, which we refer to as the “auditor ratification proposal”; and

•	a non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers, which we refer to as the “say-on-pay proposal”.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of your Board’s nine director nominees;

•	“FOR” the auditor ratification proposal; and

•	“FOR” the say-on-pay proposal.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on June 22, 2012 (the “Record Date”) are entitled to receive the Notice of 2012 Annual Meeting and to vote their shares at the Annual Meeting. On that date, there were 88,405,184 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice of 2012 Annual Meeting, this Proxy Statement, the proxy card and our annual report for the year ended December 31, 2011 (the “2011 Annual Report”) have been sent directly to you by CVR Energy.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of 2012 Annual Meeting, this Proxy Statement, the proxy card and the 2011 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the enclosed form of proxy for voting by telephone.

How do I vote in accordance with the Board’s recommendations?

You may vote using any of the following methods:

By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

By telephone

Telephone voting has been provided for your convenience. Simply follow the instructions on the enclosed form of proxy.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote in accordance with the Board’s recommendations?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to June 22, 2012, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (June 22, 2012) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected.

Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2012 to be approved.

Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay proposal. If you abstain from voting, it has the same effect as if you voted “against” the proposal. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock

Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of KPMG. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors or the say-on-pay proposal. Shares subject to a broker non-vote with respect to the election of directors will not be considered to have been voted for or against the director nominees. Shares subject to a broker non-vote with respect to the say-on-pay proposal will not be considered to be entitled to vote with respect to the proposal and, therefore, will not be considered in determining whether or not the proposal has been approved. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions with respect to the election of directors or the say-on-pay proposal, then your shares will not be voted on those matters.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the proxy materials, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Where can I find the voting results?

We will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the meeting. If on the date of this filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Why did I receive only one set of proxy materials when there are several stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our 2011 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of our 2011 Annual Report and Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of our 2011 Annual Report and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company

6201-15th Avenue

Brooklyn, NY 11219

Telephone: (800) 937-5449

Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of the 2011 Annual Report?

We have mailed you a copy of the 2011 Annual Report with this Proxy Statement. The 2011 Annual Report includes our audited financial statements, along with other financial information, and we urge you to read it carefully.

How can I receive a copy of our 10-K?

You can obtain, free of charge, a copy of our 2011 Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Form 10-K”), by:

•	accessing our Internet site at www.cvrenergy.com;

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.

Attention: Investor Relations

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

You can also obtain a copy of our 2011 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our Board has nominated nine people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our Company. If our stockholders elect these directors, then the directors will hold office until the next Annual Meeting of Stockholders, or until their successors have been elected and qualified. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.

A Board consisting of nine directors is proposed to be elected. The nine nominees of the Board are Bob G. Alexander, SungHwan Cho, Vincent J. Intrieri, John J. Lipinski, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi, James M. Strock and Glenn R. Zander. Biographical information regarding these nine director nominees is included beginning on page 10 of this Proxy Statement. All of the director nominees other than John J. Lipinski were appointed to the Board in May 2012 pursuant to the Transaction Agreement among the Company, IEP Energy LLC and each of the other parties listed on the signature pages thereto, dated as of April 18, 2012 (the “Transaction Agreement”) and were recommended by Carl C. Icahn and certain of his affiliates (collectively, “Icahn”). For a description of the Transaction Agreement, please refer to “Certain Relationships and Related Party Transactions – Transactions with Icahn – Transaction Agreement.”

We believe each of the Board’s nominees meets the qualifications established by the Board and the Nominating and Governance Committee for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe the Board’s nominees have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.

The Board recommends that our stockholders vote FOR the election of the nine nominees listed above. The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.

Vote Required and Recommendation of Board

The nine director nominees receiving the greatest number of votes duly cast for election as directors will be elected.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF ALL NINE OF THE BOARD’S NOMINEES LISTED ON THE ENCLOSED PROXY CARD.

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF KPMG LLP

The Audit Committee has selected KPMG as our independent registered public accounting firm for fiscal year 2012. Our Board requests stockholders to ratify such selection.

KPMG will:

•	audit our consolidated financial statements and internal control over financial reporting;

•	review certain reports we will file with the Securities and Exchange Commission;

•	provide you and our Board with certain reports; and

•	provide such other services as the Audit Committee and its chairman from time to time determine.

KPMG served as our independent registered public accounting firm for 2011, performing professional services for us. We expect representatives of KPMG to attend the Annual Meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2012. Accordingly, stockholder approval is not required to appoint KPMG as the Company’s independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of KPMG as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2012 to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE FOR THE RATIFICATION OF

THE AUDIT COMMITTEE’S SELECTION OF KPMG.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In accordance with the Dodd-Frank Act and rules adopted by the U.S. Securities and Exchange Commission required thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote. Further, based on the results of the advisory vote on the frequency of future say-on-pay votes at our 2011 Annual Meeting of stockholders, we intend to provide our stockholders with an annual, non-binding advisory say-on-pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the U.S. Securities and Exchange Commission.

As described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and narrative discussions that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) aligning named executive officer and stockholder interests, (2) attracting and retaining quality leadership, (3) supporting a pay-for-performance philosophy and (4) maintaining a level of equity grants to avoid excess dilution and expense over time. For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2011, please read the Compensation Discussion and Analysis section of this Proxy Statement, along with the subsequent tables and narrative descriptions, beginning on page 28 of this Proxy Statement.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.”

Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote on the say-on-pay proposal at the Annual Meeting is required for the say-on-pay proposal to be approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION

DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

MEMBERS OF AND NOMINEES TO OUR BOARD

The following table sets forth the names and ages (as of June 1, 2012) of each of our existing directors, each of whom is a nominee and the year they first joined our Board:

Name	Age	Position	Joined Board
John J. Lipinski	61	Chief Executive Officer, President and Director	9/06

Vincent J. Intrieri	55	Chairman of the Board	5/12

Bob G. Alexander	78	Director	5/12

SungHwan Cho	38	Director	5/12

Samuel Merksamer	31	Director	5/12

Stephen Mongillo	51	Director	5/12

Daniel A. Ninivaggi	47	Director	5/12

James M. Strock	55	Director	5/12

Glenn R. Zander	65	Director	5/12

Principal Occupations and Qualifications

The Board has concluded that each of its members, and each individual nominated to be a director, is qualified to serve as a director due to the value of their experiences, qualifications, attributes and skills as noted below:

John J. Lipinski has served as our Chief Executive Officer, President and a member of our Board since September 2006. Mr. Lipinski served as Chairman of the Board from October 2007 until May 2012. In addition, Mr. Lipinski has served as Executive Chairman of the general partner of CVR Partners, LP (the “Partnership”) since June 2011 and, prior to assuming such role, served as Chief Executive Officer, President and a director of the Partnership’s general partner beginning in October 2007 and as Chairman of the board of directors of the Partnership’s general partner beginning in November 2010. For a discussion of the Partnership, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners, LP.” Mr. Lipinski has over 39 years of experience in the petroleum refining industry. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 39 years of experience in the petroleum refining industry adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.

Vincent J. Intrieri has served as Chairman of the Board since May 2012. Mr. Intrieri served as a Senior Managing Director of Icahn Capital Management L.P. from August 8, 2007 until December 31, 2007. From January 1, 2008 to September 30, 2011, Mr. Intrieri served as a Senior Managing Director of Icahn Capital L.P., the entity through which Carl C. Icahn managed third-party investment funds and since October 1, 2011, Mr. Intrieri has served as Senior Vice President of Icahn Enterprises G.P. and Senior Managing Director of Icahn

Capital L.P. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners, and Icahn Offshore, the general partner of Icahn Master, Icahn Master II and Icahn Master III. Mr. Intrieri has served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. since July 2006. From November 2005 to March 2011, Mr. Intrieri was a director of WestPoint International, Inc., a manufacturer and distributor of home fashion consumer products. Mr. Intrieri also serves on the board of directors of Federal-Mogul Corporation, a supplier of automotive products. Since December 2007, Mr. Intrieri has been chairman of the board and a director of PSC Metals, Inc. From December 2006 to June 2011, he was a director of National Energy Group, Inc. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri served as the President and Chief Executive Officer of Philip Services Corporation, an industrial services company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Since March 2011, Mr. Intrieri has served as a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services. From November 2006 to November 2008, Mr. Intrieri served on the board of directors of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components. From August 2008 through September 2009, Mr. Intrieri was a director of WCI Communities, Inc., a homebuilding company. Mr. Intrieri also serves on the board of directors of XO Holdings, LLC, a telecommunications company. From January 2011 to March 2012, Mr. Intrieri served as a director of Motorola Solutions, Inc., a provider of communication products and services. Since June 2012, Mr. Intrieri has served as a director of Chesapeake Energy Corp., a natural gas producer. WestPoint International, Federal-Mogul, PSC Metals, National Energy, Philip Services, American Railcar Industries, Viskase Companies and XO Holdings each are or previously were, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn also has or previously had an interest in Dynegy, Lear, WCI, Motorola Solutions and Chesapeake Energy Corp. through the ownership of securities. Mr. Intrieri is a certified public accountant. Based upon Mr. Intrieri’s significant experience as a director of various companies which enables him to understand the complex business and financial issues that a company may face, we believe that Mr. Intrieri has the requisite set of skills to serve as a Board member.

Bob G. Alexander has served as a Director since May 2012. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering in 1959 from the University of Oklahoma. Based upon Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.

SungHwan Cho has served as a Director since May 2012. Mr. Cho has been Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises L.P., an entity controlled by Carl C. Icahn, since October 2006, and Chief Financial Officer of Icahn Enterprises L.P. since March 16, 2012. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at

Talk America, a telecommunications provider to small business and residential customers. Previously, Mr. Cho was an investment banker at Salomon Smith Barney in New York and Tokyo. He is a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products; PSC Metals Inc., a metal recycling company; American Railcar Industries, Inc., a railcar manufacturing company; Viskase Companies, Inc., a meat casing company; WestPoint International, LLC, a home textiles manufacturer; and XO Communications, LLC, a competitive provider of telecom services; and Federal-Mogul Corporation, a global supplier to automotive OEMs. PSC Metals, American Railcar Industries, Viskase Companies, WestPoint International, XO Communications and Federal-Mogul Corporation are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn also has an interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a Board member.

Samuel Merksamer has served as a Director since May 2012. Mr. Merksamer has served as an investment analyst at Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Mr. Merksamer serves as a director of Dynegy Inc., Viskase Companies, Inc., American Railcar Industries Inc., PSC Metals Inc. and Federal-Mogul Corporation. Viskase Companies, PSC Metals, American Railcar Industries Inc. and Federal-Mogul are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn also has an interest in Dynegy Inc. through the ownership of securities. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Based upon Mr. Merksamer’s strong record as a financial analyst and his service on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies, we believe that Mr. Merksamer has the requisite set of skills to serve as a Board member.

Stephen Mongillo has served as a Director since May 2012. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.

Daniel A. Ninivaggi has served as a Director since May 2012. Daniel A. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 5, 2010, as its Principal Executive Officer, or chief executive, since August 4, 2010, and as a director since March 13, 2012. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. From December 2009 to May 2011, Mr. Ninivaggi has also served as a director of CIT Group Inc., a bank holding company. Mr. Ninivaggi also serves as a director of Federal-Mogul Corporation, a supplier of automotive products, and XO Holdings, LLC, a telecommunications company. Since December 2010, Mr. Ninivaggi has served as a director of Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions. Since January 6, 2011, Mr. Ninivaggi has also served as the Interim President and Interim Chief Executive Officer and a director of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Federal-Mogul, XO Holdings and Tropicana Entertainment are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn has or previously had interests in Lear, CIT Group and Motorola Mobility through the ownership of securities. Based upon Mr. Ninivaggi’s strong background in operations and management having served in various executive roles and having served on a number of public and private boards, including Motorola Mobility and CIT Group, we believe that Mr. Ninivaggi has the requisite set of skills to serve as a Board member.

James M. Strock has served as a Director since May 2012. James Strock has served in the public, private and not-for-profit sectors and the military. His company, Serve to Lead, Inc., established in 1997 (previously James Strock & Co.), serves clients in various sectors in the United States and in other nations. From 1991 to 1997, Mr. Strock served in Governor Pete Wilson’s cabinet as California’s founding Secretary for Environmental Protection. During this time he also served on the Intergovernmental Policy Advisory Committee to the U.S. Trade Representative. In 1989, President George H.W. Bush appointed, and the U.S. Senate confirmed, Mr. Strock to serve as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock served as general counsel and acting director of the U.S. Office of Personnel Management (the federal government’s human resources agency), member of the California State Personnel Board, counsel to the U.S. Senate Environment & Public Works Committee and a lawyer in private practice. He is currently serving as co-chair of Arizona Governor Jan Brewer’s Solar Energy Advisory Task Force. He is a member of the Council on Foreign Relations and the Authors Guild. James Strock received training from the Harvard Negotiation Project, the American Arbitration Association and other professional groups and has served on the neutrals rosters of state and federal courts. Mr. Strock has served on two corporate boards: Enova Systems (advanced electric, hybrid-electric and fuel cell drive systems; 2000-2004); and Thermatrix (flameless thermal oxidizer technologies, 1997-99). Thermatrix petitioned for bankruptcy reorganization in December 1999. Mr. Strock has served on several not-for-profit boards, including the Environmental Law Institute and the Theodore Roosevelt Association. Mr. Strock holds degrees from Harvard College (A.B., Phi Beta Kappa) and Harvard Law School (J.D.). He subsequently studied literature for a year at New College, Oxford, on a Rotary Scholarship. In 1985 he received the Ross Essay Prize of the American Bar Association. He served to captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.

Glenn R. Zander has served as a Director since May 2012. Mr. Zander was the Chief Executive Officer, President and director of Aloha Airgroup, Inc., a privately owned passenger and cargo transportation airline, from 1994 to 2004. From 1990 to 1994, Mr. Zander served as Vice Chairman, Co-Chief Executive Officer and director of Trans World Airlines, an international airline. He also served as Chief Financial Officer of TWA within that period. During 1992 and 1993, Mr. Zander served as the Chief Restructuring Officer of TWA following its Chapter 11 bankruptcy in 1992 and its emergence therefrom in 1993. From 2004 to 2009, Mr. Zander served as a director of Centerplate, Inc., a provider of food/concession services at sports facilities and convention centers in the United States and Canada. TWA was formerly indirectly controlled by Carl C. Icahn. Based upon Mr. Zander’s substantial operational background, having served as chief executive officer and chief financial officer and other executive positions, we believe that Mr. Zander has the requisite set of skills to serve as a Board member.

None of our directors or executive officers has any family relationship with any other director or executive officer.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the four Board committees (taking into account the advice and recommendation of the nominating and corporate governance committee): the audit committee, the compensation committee, the nominating and corporate governance committee and the environmental, health and safety committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmans of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2011, the Board held 20 meetings and acted by unanimous written consent eight times. All of the directors who served during 2011 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2011, all of the directors who served on the board at that time attended our annual meeting of stockholders.

Meetings of Independent Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which our non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2011 and currently, all of our directors are non-management directors, except for Mr. John J. Lipinski, our President and Chief Executive Officer. Currently, we do not have a lead independent director. The non-management directors determine who presides at the executive sessions. Our non-management directors met during five executive sessions in 2011. Mr. George E. Matelich served as chairman of each of these executive sessions during 2011, and Mr. Matelich served as our lead independent director from April 2, 2012 until his resignation on May 21, 2012.

Board Leadership Structure and Risk Oversight

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board, and the Board’s leadership has varied over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and the challenges and opportunities specific to the Company. During 2011, Mr. Lipinski served as the Company’s Chief Executive Officer and Chairman of the Board. As of May 2012, Mr. Lipinski serves as the Company’s Chief Executive Officer and President and Mr. Intrieri serves as Chairman of the Board. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of the recent acquisition of over 80% of our common stock by Icahn. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Lipinski and Mr. Intrieri and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities.

The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. The nominating and corporate governance committee assists the Board with oversight of risks associated with the Company’s governance. The environmental, health and safety committee assists the Board with oversight of risks associated with the Company’s environmental and employee health and safety practices. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.

The chief executive officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because Icahn currently owns approximately 80.5% of our outstanding common stock. Consequently, the Company has availed itself of the controlled company exemption.

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are Messrs. Zander, Mongillo and Alexander. Our Board has affirmatively determined that Messrs. Zander, Mongillo and Alexander are independent directors under the rules of the SEC and the NYSE. Additionally, our Board has also affirmatively determined that Mr. Strock is independent under NYSE rules.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and an environmental, health and safety committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.

Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2011 and the number of meetings held by each committee during 2011.

Committee Membership as of December 31, 2011 and Meetings Held During 2011

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Environmental, Health and Safety Committee
John J. Lipinski*
Barbara M. Baumann†	X
William J. Finnerty†			X	Chair
C. Scott Hobbs†	X		X
George E. Matelich‡		Chair
Steve A. Nordaker†	X	X
Robert T. Smith†			X	X
Joseph E. Sparano†		X	Chair	X
Mark E. Tomkins†	Chair	X
Number of 2011 Meetings	11	9	10	5

*	Mr. Lipinski resigned from the Board on May 21, 2012 and was reappointed to the Board on May 23, 2012.

†	Messrs. Finnerty, Hobbs, Nordaker, Smith, Sparano and Tomkins and Ms. Baumann each resigned from the Board effective May 7, 2012.

‡	Mr. Matelich resigned from the Board effective May 21, 2012.

As of the date of this Proxy Statement, (1) the audit committee consists of Glenn R. Zander (chairman), Stephen Mongillo and Bob G. Alexander, and our Board has determined that Stephen Mongillo qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC, and that each member of the audit committee is “financially literate” under the requirements of the NYSE, (2) the compensation committee consists of Vincent J. Intrieri (chairman), Samuel Merksamer and Daniel A. Ninivaggi none of which has ever been an officer or employee of the Company, (3) the nominating and corporate governance committee consists of Daniel A. Ninivaggi (chairman), SungHwan Cho and Stephen Mongillo and (4) the environmental, health and safety committee consists of Bob G. Alexander (chairman), SungHwan Cho, Stephen Mongillo and Daniel Ninivaggi. Following the Annual Meeting, we expect that the committee memberships will remain unchanged.

Audit Committee

During 2011, our audit committee was comprised of Mark E. Tomkins, Barbara M. Baumann, C. Scott Hobbs and Steve A. Nordaker. Mr. Tomkins was the chairman of the audit committee. Our Board determined that Mr. Tomkins qualified as an “audit committee financial expert,” as defined by applicable rules of the SEC. Our Board also determined that each member of the audit committee, including Mr. Tomkins, was “financially literate” under the requirements of the NYSE. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors, as defined by each of the NYSE and the SEC. Our Board determined that Messrs. Tomkins, Hobbs and Nordaker and Ms. Baumann were independent under NYSE independence requirements and SEC rules applicable to audit committee independence. In considering Mr. Tomkins’ independence, the Board considered that Mr. Tomkins was also a director of W.R. Grace & Co. (“W.R. Grace”) and that CVR Energy engages in business transactions with W.R. Grace in the ordinary course of business. The Board determined that these transactions were consistent with the SEC and NYSE independence standards and did not require disclosure under Item 404 of Regulation S-K and did not constitute a material relationship between Mr. Tomkins and the Company. No audit committee member served on more than two other public company audit committees.

As of the date of this Proxy Statement, the audit committee consists of Glenn R. Zander (chairman), Stephen Mongillo and Bob G. Alexander, and our Board has determined that Stephen Mongillo qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC, and that each member of the audit committee is “financially literate” under the requirements of the NYSE.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) evaluates the qualifications, performance and independence of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls and financial statements and reports of the Company, (7) oversees the Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s Whistleblower Policy, (13) produces an annual report for inclusion in the Company’s proxy statement and (14) otherwise complies with its responsibilities and duties as stated in the Company’s Audit Committee Charter. At each regularly scheduled meeting, audit committee members meet privately with representatives of KPMG, the Company’s internal auditors and management of the Company.

Compensation Committee

During 2011, our compensation committee was comprised of George E. Matelich, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. Mr. Matelich was the chairman of the compensation committee. As of the date of this Proxy Statement, the compensation committee consists of Vincent J. Intrieri (chairman), Samuel Merksamer and Daniel A. Ninivaggi.

The principal responsibilities of the compensation committee are to (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors, (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives, (3) recommend changes in employee benefit programs, (4) provide counsel regarding key personnel selection, (5) administer our equity incentive plans, (6) establish and periodically review perquisites and fringe benefits policies, (7) review annually the implementation of our company-wide incentive bonus program, (8) oversee contributions to our 401(k) plan and (9) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws.

None of the individuals that served on compensation committee during 2011, and none of the current members of the compensation committee, has ever been an officer or employee of the Company.

Nominating and Corporate Governance Committee

During 2011, our nominating and corporate governance committee was comprised of C. Scott Hobbs, William J. Finnerty, Robert T. Smith and Joseph E. Sparano. Mr. Sparano was the chairman of the nominating and corporate governance committee. As of the date of this Proxy Statement, the nominating and corporate governance committee consists of Daniel A. Ninivaggi (chairman), SungHwan Cho and Stephen Mongillo.

The corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) assists the Board in identifying, screening and recruiting qualified individuals to become Board members, (3) proposes nominations for Board membership and committee membership, (4) assesses the composition of the Board and its committees, (5) oversees the performance of the Board and committees thereof and (6) otherwise complies with its responsibilities and duties as stated in the Company’s Corporate Governance Committee Charter.

Environmental, Health and Safety Committee

During 2011, our environmental, health and safety committee was comprised of William J. Finnerty, Robert T. Smith and Joseph E. Sparano. Mr. Finnerty was the chairman of the environmental, health and safety committee. As of the date of this Proxy Statement, the environmental, health and safety committee consists of Bob G. Alexander (chairman), SungHwan Cho, Stephen Mongillo and Daniel Ninivaggi.

The environmental, health and safety committee provides oversight with respect to management’s establishment and administration of environmental, health and safety policies, programs, procedures and initiatives.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting its own members and delegates the screening process for new directors to the nominating and corporate governance committee. This committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The Board will review the nominating and corporate governance committee’s recommendations of candidates for election to the Board. The Board will nominate directors for election at each annual meeting of stockholders. The Board is responsible for filling any director vacancies that may occur between annual meetings of stockholders.

The nominating and corporate governance committee utilizes a number of methods for identifying and evaluating nominees for Board membership, including recommendations from members of the committee and the Board and suggestions from Company management. The nominating and corporate governance committee also considers candidates recommended by stockholders. Stockholders may propose nominees for consideration by this committee by submitting names and supporting information to the Company’s General Counsel. In considering candidates for director nominee, the nominating and corporate governance committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications, determines the contribution the candidate is expected to make to the overall functioning of the Board, considers the enhanced independence, financial literacy and financial expertise standards that may be required for audit committee membership and assesses the performance of current directors who are proposed to be renominated to the Board. We may from time to time engage a third-party search firm to assist our Board and the nominating and corporate governance committee in identifying and recruiting candidates for Board membership.

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the nominating and corporate governance committee for a position on our Board. Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

At least annually, the nominating and corporate governance committee reviews with the Board the background and qualifications of each member of the Board, as well as an assessment of the Board’s composition in light of the Board’s needs and objectives after considering issues of judgment, business specialization, diversity, age, technical skills, background, experience and other desired qualities. The nominating and corporate governance committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Compensation Committee Interlocks and Insider Participation

During 2011, our compensation committee was comprised of George E. Matelich, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. Mr. Matelich is a managing director of Kelso & Company. For a description of the Company’s transactions with certain affiliates of Kelso & Company, see “Certain Relationships and Related Party Transactions — Transactions with the Kelso Funds.” None of the directors that was a member of the compensation committee during 2011 was an officer or employee of the Company.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Stock Retention Guidelines

All independent non-employee directors (directors who are not officers or employees of the Company or any affiliate of the Company) who receive any shares of common stock of the Company issued or awarded as compensation from the Company are required to retain at least 60% of such shares once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such independent non-employee director remains on the Board.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, a related party transaction involving compensation will be approved by our compensation committee in lieu of our audit committee.

DIRECTOR COMPENSATION FOR 2011

During 2011, independent non-employee directors received an annual retainer of $60,000. In addition, independent non-employee directors serving on the audit committee received an additional annual fee of $5,000 (increased to $8,750 effective July 1, 2011), those serving on the compensation committee received an additional annual fee of $2,500 (increased to $5,000 effective July 1, 2011), those serving on the nominating and corporate governance committee received an additional annual fee of $2,500 (increased to $5,000 effective July 1, 2011) and those serving on the environmental, health and safety committee received an additional annual fee of $5,000 (effective July 1, 2011). During 2011, Mr. Tomkins received an additional annual fee of $20,000 in lieu of the annual audit committee fee for serving as audit committee chairman, Mr. Matelich received an additional fee of $10,000 (increased to $12,500 effective July 1, 2011) in lieu of the annual compensation committee fee for serving as compensation committee chairman, Mr. Sparano received an additional annual fee of $7,500 (increased to $10,000 effective July 1, 2011 and further increased to $12,500 effective as of January 1, 2012) in lieu of the annual nominating and corporate governance committee fee for serving as nominating and corporate governance committee chairman and Mr. Finnerty received an additional annual fee of $12,500 (effective July 1, 2011) in lieu of the annual environmental, health and safety committee fee for serving as environmental, health and safety committee chairman. In addition, independent non-employee directors were paid meeting fees of $1,500 per meeting for each meeting in excess of six meetings a year for each of the Board, compensation committee, nominating and corporate governance committee, and environmental, health and safety committee, and 12 meetings a year for the audit committee.

In addition to cash compensation, in December of 2011, our independent non-employee directors were granted a formula-based award of restricted stock with an approximate value of $135,000, which was granted pursuant to the Company’s 2007 Long Term Incentive Plan and related restricted stock award agreements. In 2011, we determined the number of restricted shares granted to independent non-employee directors by dividing the target award value by the closing price of our common stock on the relevant date of grant. Shares of restricted stock granted to directors vested immediately upon grant. All directors were also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

The following table sets forth the compensation earned by each independent non-employee director for service during the year ended December 31, 2011. In setting director compensation for 2011, the compensation committee referred to a report and analysis regarding director compensation produced by Longnecker & Associates (“Longnecker”), a compensation consultant retained by the compensation committee, in 2009, which included peer group information and trends and objectives relating to director compensation. Messrs. Lebovitz, Osborne and Rowan received no compensation in respect of their service as directors in 2011 through the date of the 2011 Annual Meeting.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Barbara M. Baumann	$54,208	$225,011	—	$279,219
William J. Finnerty	$61,167	$225,011	$21,500	$307,678
C. Scott Hobbs	$96,125	$135,006	—	$231,131
Scott T. Lebowitz	—	—	—	—
George E. Matelich	$67,417	$252,008	—	$319,425
Steve A. Nordaker	$94,625	$135,006	—	$229,631
Stanley de J. Osborne	—	—	—	—
John K. Rowan	—	—	—	—
Robert T. Smith	$55,917	$225,011	—	$280,928
Joseph E. Sparano	$104,000	$135,006	$10,000	$249,006
Mark E. Tomkins	$104,750	$135,006	—	$239,756

(1)	The amounts in this column reflect fees earned by the non-employee directors for service during 2011, a portion of which were paid during 2012. These fees have been prorated for directors who did not serve on the Board during the full 2011 year, or, in the case of Mr. Matelich, who was not an independent non-employee director during the full 2011 year.

(2)	In connection with Ms. Baumann and Messrs. Finnerty and Smith joining the Board, they were each awarded 4,507 shares of restricted stock on May 18, 2011. In connection with Mr. Matelich becoming an independent member of the Board, he was awarded 4,507 shares of restricted stock on July 28, 2011. In addition, each of Ms. Baumann and Messrs. Finnerty, Hobbs, Nordaker, Matelich, Smith, Sparano and Tomkins was awarded an annual award of 7,208 shares of restricted stock on December 30, 2011. The amounts reflected in this column are the grant date fair value of the restricted stock awards calculated in accordance with FASB ASC Topic 718. All shares of restricted stock granted to directors in 2011 were vested immediately upon grant, subject to the ownership requirements described above in “—Stock Retention Guidelines.”

All shares of restricted held by directors as of December 31, 2011 were fully vested. The following table reflects stock options held by directors as of December 31, 2011, all of which were vested as of such date.

Director	Grant Date	Expiration Date	Number of Options Vested (#)	Number of Options That Have Not Vested (#)	Exercise Price ($)
C. Scott Hobbs	9/24/08	9/24/18	9,100	—		$11.01
Steve A. Nordaker	6/10/08	6/10/18	4,350	—		$24.96
Mark E. Tomkins	10/22/07 12/21/07	10/22/17 12/21/17	5,150 4,300	— —	$ $	19.00 24.73

(3)	The amounts in this column reflect compensation paid to each of Messrs. Finnerty and Sparano pursuant to agreements each of them entered into with the Company in March 2011. Pursuant to these agreements, Messrs. Finnerty and Sparano rendered consulting services to our Board regarding strategic initiatives and such other special projects at a rate of $200 per hour of service performed, up to a maximum of $40,000 in any calendar year. The Company provided termination notices with respect to these agreements in June 2012.

Director Compensation Following May 2012 Director Appointments

For their service on our Board, Messrs. Zander, Mongillo, Alexander and Strock will receive an annual retainer of $75,000, paid quarterly, and meeting fees of $1,000 per meeting. Messrs. Cho, Intrieri, Merksamer and Ninivaggi are employed by Icahn, and Mr. Lipinski is employed by CVR Energy, and will not receive any compensation for serving on the Board. In addition, these directors will receive an additional annual retainer of $5,000 for serving as the chairman of any Board committee and an additional annual retainer of $1,000 for serving on a Board committee.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our current directors and nominees for director;

•	each of our named executive officers as such term is defined herein and our current chief financial officer;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent
Carl C. Icahn (1)	71,198,718	80.54%
c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153
John J. Lipinski (2)	563,528	*
Frank A. Pici (3)	35,071	*
Edward A. Morgan	—	—
Stanley A. Riemann (4)	171,344	*
Edmund S. Gross (5)	132,956	*
Robert W. Haugen (6)	48,889	*
Bob G. Alexander	—	—
SungHwan Cho	—	—
Vincent J. Intrieri	—	—
Samuel Merksamer	—	—
Stephen Mongillo	—	—
Daniel A. Ninivaggi	—	—
James M. Strock	—	—
Glenn R. Zander	—	—
All directors and executive officers, as a group (15 persons)(7)	1,043,202	1.18%

*	Less than 1% of our outstanding common stock as of the record date.

(1)	The following disclosures are based on a Schedule 13D/A filed with the Commission on May 29, 2012 by IEP Energy LLC, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”).

According to the filing, the principal business address of each of (i) IEP Energy LLC, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

According to the filing, IEP Energy LLC has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares.

According to the filing, each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP Energy LLC, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP Energy LLC directly beneficially owns. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(2)	Mr. Lipinski was awarded 222,532 shares of restricted stock on July 16, 2010, 222,333 shares of restricted stock on December 31, 2010 and 266,952 shares of restricted stock on December 30, 2011. The transfer restrictions on the restricted shares lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Lipinski is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Lipinski remains an officer or employee of the Company (or an affiliate). Because Mr. Lipinski has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. On July 16, 2011, 74,178 shares from the July 16, 2010 award vested, with 27,038 shares being withheld for tax purposes, and the remaining 47,140 shares were issued to Mr. Lipinski. On December 31, 2011, 74,111 shares from the December 31, 2010 award vested, with 27,014 shares being withheld for tax purposes, and the remaining 47,097 shares were issued to Mr. Lipinski. In May 2012, Mr. Lipinski tendered 94,237 shares of common stock in connection with the tender offer by IEP Energy LLC to purchase all of the issued and outstanding shares of the Company’s common stock. The stock retention guidelines of the Company were waived for purposes of the tender offer.

(3)	Mr. Pici became our chief financial officer on January 4, 2012 and was awarded 35,071 shares of restricted stock on that date. The transfer restrictions on these restricted shares lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Pici is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Pici remains an officer or employee of the Company (or an affiliate). Because Mr. Pici has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares.

(4)	Mr. Riemann was awarded 69,542 shares of restricted stock on July 16, 2010, 68,347 shares of restricted stock on December 31, 2010 and 79,419 shares of restricted stock on December 30, 2011. The transfer restrictions on these restricted shares lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Riemann is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Riemann remains an officer or employee of the Company (or an affiliate). Because Mr. Riemann has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. On July 16, 2011, 23,181 shares from the July 16, 2010 award vested, with 8,450 shares being withheld for tax purposes, and the remaining 14,731 shares were issued to Mr. Riemann. On December 31, 2011, 22,783 shares from the December 31, 2010 award vested, with 8,305 shares being withheld for tax purposes, and the remaining 14,478 shares were issued to Mr. Riemann. In May 2012, Mr. Riemann tendered 29,209 shares of common stock in connection with the tender offer by IEP Energy LLC to purchase all of the issued and outstanding shares of the Company’s common stock. The stock retention guidelines of the Company were waived for purposes of the tender offer.

(5)

Mr. Gross was awarded 15,268 shares of restricted stock on December 18, 2009, 59,110 shares of restricted stock on July 16, 2010, 45,719 shares of restricted stock on December 31, 2010 and 57,982 shares of restricted stock on December 30, 2011. The transfer restrictions on these restricted shares lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements,

Mr. Gross is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Gross remains an officer or employee of the Company (or an affiliate). Because Mr. Gross has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. To date, 10,179 shares from the December 18, 2009 award have vested, with 3,711 shares being withheld for tax purposes, and the remaining 6,468 shares were issued to Mr. Gross. On July 16, 2011, 19,704 shares from the July 16, 2010 award vested, with 8,168 shares being withheld for tax purposes, and the remaining 11,536 shares were issued to Mr. Gross. On December 31, 2011, 15,240 shares from the December 31, 2010 award vested, with 6,317 shares being withheld for tax purposes, and the remaining 8,923 shares were issued to Mr. Gross. In May 2012, Mr. Gross sold or tendered 26,927 shares of common stock in connection with the tender offer by IEP Energy LLC to purchase all of the issued and outstanding shares of the Company’s common stock. The stock retention guidelines of the Company were waived for purposes of the tender offer.

(6)	Mr. Haugen was awarded 17,386 shares of restricted stock on July 16, 2010, 16,305 shares of restricted stock on December 31, 2010 and 26,429 shares of restricted stock on December 30, 2011. The transfer restrictions on these restricted shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Haugen is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Haugen remains an officer or employee of the Company (or an affiliate). Because Mr. Haugen has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. On July 16, 2011, 5,796 shares from the July 16, 2010 award vested, with 2,113 shares being withheld for tax purposes, and the remaining 3,683 shares were issued to Mr. Haugen. On December 31, 2011, 5,435 shares from the December 31, 2010 award vested, with 1,982 shares being withheld for tax purposes, and the remaining 3,453 shares were issued to Mr. Haugen. In May 2012, Mr. Haugen tendered 7,136 shares of common stock in connection with the tender offer by IEP Energy LLC to purchase all of the issued and outstanding shares of the Company’s common stock. The stock retention guidelines of the Company were waived for purposes of the tender offer.

(7)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of (1) the 563,528 shares of common stock owned by Mr. Lipinski, the 171,344 shares of common stock owned by Mr. Riemann, the 132,956 shares of common stock owned by Mr. Gross and the 48,889 shares of common stock owned by Mr. Haugen and (2) the 35,071 shares of common stock owned by Mr. Pici, the 43,943 shares of common stock owned by Mr. Jernigan and the 47,471 shares of common stock owned by Mr. Swanberg.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2011. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2011.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of June 1, 2012) of each person who currently is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the general partner of the Partnership. Senior management of CVR Energy manages the Partnership pursuant to a services agreement among us, the Partnership and the Partnership’s general partner. Mr. Edward Morgan was the chief financial officer and treasurer of CVR Energy during 2011 but, effective as of January 4, 2012, he transitioned into the role of executive vice president of investor relations, and on June 1, 2012, he resigned from the Company.

Name	Age	Position
John J. Lipinski	61	Chief Executive Officer and President
Stanley A. Riemann	61	Chief Operating Officer
Frank A. Pici	56	Chief Financial Officer and Treasurer
Edmund S. Gross	61	Senior Vice President, General Counsel and Secretary
Robert W. Haugen	54	Executive Vice President, Refining Operations
Wyatt E. Jernigan	60	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing
Christopher G. Swanberg	54	Vice President, Environmental, Health and Safety

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Stanley A. Riemann has served as Chief Operating Officer of our Company since September 2006 and Chief Operating Officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004. In addition, since October 2007, Mr. Riemann has served as the Chief Operating Officer of the general partner of the Partnership, and since June 2011 he has been a director of the general partner of the Partnership. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 30 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. On May 31, 2002, Farmland filed for Chapter 11 bankruptcy protection. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a Bachelor of Science degree from the University of Nebraska and an MBA from Rockhurst University.

Frank A. Pici has served as Chief Financial Officer and Treasurer of our Company and of the general partner of the Partnership since January 2012. From 2001 to 2010, he was Executive Vice President and CFO of Penn Virginia Corporation (“PVA”), a publicly traded oil and gas exploration and production company focused on unconventional resource and shale plays. For most of his time there, he served as CFO of Penn Virginia GP Holdings, L.P. and Penn Virginia Resource Partners, L.P., two publicly traded master limited partnerships. Prior to working for PVA, Mr. Pici served for five years as Vice President and CFO for Mariner Energy, Inc., an oil and gas exploration and production company operating onshore and in the deepwater Gulf of Mexico. Prior to Mariner Energy, Mr. Pici served for seven years in senior financial management positions at Cabot Oil & Gas Corp., a publicly traded oil and gas exploration and production company. He has an MBA from the University of Pittsburgh and a Business Administration degree from Clarion University of Pennsylvania and is a Certified Public Accountant (presently inactive).

Edmund S. Gross has served as Senior Vice President, General Counsel and Secretary of our Company since October 2007, Vice President, General Counsel and Secretary of our Company since September 2006 and General Counsel and Secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the Senior Vice President, General Counsel and Secretary of the general partner of the Partnership. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Robert W. Haugen joined our business on June 24, 2005 and has served as Executive Vice President, Refining Operations at our Company since September 2006 and as Executive Vice President — Engineering & Construction at CRLLC since June 24, 2005. Mr. Haugen brings more than 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing at our Company since September 2006 and as Executive Vice President — Crude & Feedstocks at CRLLC since June 24, 2005. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

Christopher G. Swanberg has served as Vice President, Environmental, Health and Safety at our Company since September 2006, as Vice President, Environmental, Health and Safety at CRLLC since June 2005 and as Vice President, Environmental, Health and Safety of the general partner of the Partnership since October 2007. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining CRLLC, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a Bachelor of Science degree in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Highlights

The primary goals of the Company’s executive compensation program are to align the interests of our executives and our stockholders by linking a significant portion of compensation to our operating and financial results and to attract and retain quality leadership. Some key features of our executive compensation program which serve to accomplish these objectives are as follows:

•

Annual Incentive Awards.    At the 2011 Annual Meeting, the Company’s stockholders approved the CVR Energy, Inc. Performance Incentive Plan (the “PIP”), pursuant to which annual incentive awards are currently determined for our executives. Prior to the adoption of the PIP, the compensation committee determined annual bonuses based upon consideration of various factors with respect to Company performance and/or individual performance, which were not established in advance. The compensation committee believes that establishing performance goals pursuant to the PIP at the beginning of the performance period serves to more directly align annual incentive awards with increases in our stockholder value. As a result of the Company’s strong financial and operational performance during 2011, each of our named executive officers was paid a bonus in excess of his target award under the PIP.

•

Equity Compensation Vesting.    A substantial portion of targeted compensation is intended to be delivered through equity incentives. This has the effect of providing an alignment of our executives’ interests with those of our stockholders and to encourage them to remain in our employ through the application of a three-year vesting schedule in the equity incentive grants.

•

Stock Retention Guidelines.    In general, our corporate governance guidelines require all of the officers and employees of the Company or any of its affiliates who receive as compensation any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 50% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) so long as such individual remains an officer or employee of the Company.

•

Double-Trigger Change in Control Provisions.    A change in control of the Company would not trigger the payment of severance benefits to our named executive officers under their employment agreements, or cause accelerated vesting of their respective restricted stock awards, except in the event of a termination without cause or for good reason within one year following the change in control or in specified circumstances prior to and in connection with the change in control.

Overview

During 2011, our compensation committee was comprised of George E. Matelich (as chairman), Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. The compensation committee has regularly scheduled meetings concurrent with our Board meetings and additionally meets at other times as needed throughout the year.

The compensation committee reviews and makes determinations with respect to executive compensation or makes recommendations to the Board regarding executive compensation, with the full Board (or the independent directors with respect to Mr. Lipinski’s compensation) having the final authority on compensation matters, as determined appropriate by the compensation committee.

The principal responsibilities of the compensation committee are to: (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors; (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; (3) recommend changes in employee benefit programs; (4) provide counsel regarding key personnel selection; (5) administer our equity incentive plans;

(6) establish and periodically review perquisites and fringe benefits policies; (7) review annually the implementation of our company-wide incentive bonus program; (8) oversee contributions to our 401(k) plan; and (9) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies.

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of the challenges affecting our businesses. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. In addition, specific performance levels or benchmarks are not necessarily used to establish compensation. The compensation committee takes into account all factors to make a subjective determination of related compensation packages for the executive officers.

In 2011, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believed that the compensation programs were reasonable, balanced and designed to attract, retain and motivate talented executives. Our named executive officers for the 2011 fiscal year were John J. Lipinski, Edward A. Morgan, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen, who were our chief executive officer and chief financial officer serving during 2011 and our next three most highly compensated executive officers serving as of December 31, 2011, respectively. In this Proxy Statement, we refer to these individuals as our named executive officers.

Executive Compensation Philosophy and Objectives

The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interests with that of the stockholders and stakeholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity ownership, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believed that the most critical component of compensation was equity compensation in achieving these objectives because these incentives encouraged our executive team to remain in our employ through successive rolling vesting periods in order to realize compensation as a result of increases in stockholder value. Following our 2011 Annual Meeting of stockholders, the compensation committee considered the advisory vote of our stockholders approving our named executive officer compensation and determined to continue to apply the same principles in determining the nature and amount of executive compensation for 2012.

Setting Executive Compensation

During 2010 and 2011, the compensation committee retained Longnecker on behalf of the compensation committee to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies and other relevant market information. Longnecker compiled the information and provided advice regarding the components and related mix (short-term/long-term; cash/equity) of the executive compensation programs of the Company and, its “Peer Group” (as defined below). Although no specific target was set, the focus of Longnecker’s recommendations was centered on compensation levels at the median or 50th percentile of the Peer Group. Longnecker periodically attended compensation committee meetings either in person or by telephone, and met with the committee in executive session on occasion without management present. Longnecker performed no work for the Company or for management except to provide consulting services related to executive compensation levels and program design and non-employee director compensation (every other year in the case of director compensation). The report and analysis produced by Longnecker in November 2010 was used by the compensation committee in making decisions with respect to 2011 executive compensation. In 2011, Longnecker participated in two meetings with the compensation committee, in which they presented in detail their findings and recommendations.

The chief executive officer, while not a member of the compensation committee, reviewed information provided by Longnecker as well as other relevant market information and actively provided guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating between long-term and current compensation, between cash and non-cash compensation, or among different forms of compensation other than its belief that the most crucial component is equity compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors.

Elements of Our Executive Compensation Program

For 2011, the three primary components of our executive compensation program were base salary, an annual performance-based cash bonus and equity incentive awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we viewed them as separate and analyze them as such. The compensation committee believed that equity incentive compensation is the primary motivator in attracting and retaining executive officers. Salary and cash bonuses are viewed as secondary. However, the compensation committee viewed a competitive level of salary and cash bonus as critical to retaining talented individuals.

Base Salary

The compensation committee sets the base salary of each of our executive officers at a level intended to enable us to hire and retain our executive officers, to enhance their motivation in a highly competitive and dynamic environment, and to reward individual and Company performance. In determining its recommendations for base salary levels, the compensation committee takes into account the following:

•	the Company’s financial and operational performance for the year;

•	the previous year’s compensation level for each named executive officer;

•	Peer Group information or market survey information for comparable public companies; and

•	recommendations of the Company’s chief executive officer, based on individual responsibilities and performance, including each officer’s commitment and ability to:

-	strategically meet business challenges;

-	achieve financial results;

-	promote legal, environmental and ethical compliance;

-	promote and enhance employee health and safety;

-	lead their own business or business team for which they are responsible; and

-	diligently and effectively respond to immediate needs of our volatile industry and business environment.

Each year the compensation committee makes compensation decisions using an approach that considers several important factors, rather than establishing compensation solely on a formula-driven basis. The compensation committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In setting base salaries, the compensation committee reviews published survey and Peer Group data prepared by Longnecker and considers the applicability of the salary data in view of the individual positions within the Company.

In 2010, Longnecker was engaged to perform a study and analysis, including Peer Group information, for the compensation committee to use in making decisions regarding the salary, bonus and other compensation paid to the named executive officers in 2011. The following independent refining companies, which we view as members of our “Peer Group,” were included in the report and analysis: Frontier Oil Corporation, Holly Corporation and Murphy Oil Corporation. The following fertilizer businesses were included in the report and analysis: CF Industries Holdings Inc. and Terra Industries, Inc. Averages of these Peer Group salary levels were used over a number of years to develop a range of salaries of similarly situated executives of these companies and this range was used as a factor in determining base salary (and overall cash compensation) of the named executive officers. The compensation committee also reviewed the differences in levels of compensation among the named executive officers of this Peer Group and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

Each of the named executive officers has an employment agreement which sets forth their initial base salaries. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee, with the assistance of Longnecker, most recently reviewed the level of base salary and cash bonus for each of the executive officers beginning in July 2011 through November 2011 in conjunction with their responsibilities and expectations for 2012. They concluded their review in December 2011. Individual performance, the practices of our Peer Group of companies as reflected in the analysis and report of Longnecker, and changes in the named executive officers’ positions and levels of responsibility were considered. Among these three factors, slightly more weight was given to the report and findings of Longnecker. The compensation committee approved the following increases in 2012 base salary:

Officer	2011 Base Salary	2012 Base Salary	Percentage Increase
John J. Lipinski	$900,000	$950,000	5.6%
Stanley A. Riemann	$425,000	$450,000	5.9%
Edmund S. Gross	$362,000	$380,000	5.0%
Robert W. Haugen	$275,000	$290,000	5.5%

All of these salary increases were effective January 1, 2012. These increases in base salary are due to the efforts to continue to align the total compensation of the named executive officers with compensation paid by companies in our Peer Group and other considerations set forth above.

Annual Bonus

Information about total cash compensation paid by members of our Peer Group is used in determining both the level of bonus award and the ratio of salary to bonus. We believe that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of our executive officers’ compensation should be at risk. That is, a portion of the executive officers’ overall compensation should not be guaranteed and should be determined based on individual and Company performance. Our compensation program provides for greater potential bonus awards as the authority and responsibility of an executive increases. Our chief executive officer has the greatest percentage of his compensation at risk in the form of an annual bonus. Our named executive officers retain a significant percentage of their compensation package at risk in the form of annual bonuses.

Employment agreements for each of the named executive officers provide that the executive is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. Under the employment agreements in effect during 2011, the 2011 target bonuses were the following percentages of salary for the named executive officers: Mr. Lipinski (250%), Mr. Morgan (120%), Mr. Riemann (200%), Mr. Gross (100%) and Mr. Haugen (120%). These target percentages were the result of individual negotiations between CVR Energy and the relevant executive. As a result of the compensation committee’s review of Peer Group practices as included in Longnecker’s report and its consideration of current economic conditions, in December 2011 the compensation committee concluded that target bonus percentages would remain the same for all of the 2011 named executive officers who are executive officers in 2012. In addition, Mr. Morgan’s revised 2012 target bonus is described under “—Employment Agreements.” Target bonus percentages were determined to be fair and comparable to other peer companies for all other named executive officers.

In March 2011, the Board adopted the CVR Energy, Inc. Performance Incentive Plan (the “PIP”), pursuant to which all of the named executive officers had the opportunity to earn bonuses in respect of 2011. The payment of annual bonuses for the 2011 performance year to the named executive officers depended on the achievement of financial, operational and safety measures, which comprised 50%, 30% and 20% of the annual bonuses, respectively. In March 2011, the compensation committee approved the threshold, target and maximum performance goals with respect to each measure. Specific bonus measures were determined based on a review of our Peer Group and discussions with management and the compensation committee. The measures were selected based on optimizing operations, maintaining financial stability and providing a safe work environment intended to maximize the Company’s overall performance resulting in increased stockholder value.

The following table shows the financial, operational and safety measures relevant to the named executive officers’ 2011 bonuses and the 2011 performance goals (threshold, target and maximum) for each measure. The financial measures included consolidated adjusted EBITDA, which was derived from earnings before interest, taxes, depreciation and amortization, share-based compensation, loss on extinguishment of debt, first-in, first-out (FIFO) accounting impacts, non-controlling interest and asset impairment charges; adjusted EBITDA for the petroleum business, which was derived from operating income of the petroleum business adjusted to include other income, and adjusted to exclude share-based compensation, FIFO accounting impacts and asset impairment charges; and consolidated adjusted cash flow, which was derived from cash flows from operations, reduced by actual capital spending. Awards were not payable with respect to the financial measures unless at least 50% of the relevant performance goal was achieved. The operational measures were petroleum reliability (measured by crude throughput BPD) and fertilizer reliability (measured by on-stream factors for the ammonia and UAN units). Awards were not payable with respect to the operational measures unless the threshold of the relevant performance goal was achieved. The safety measure was consolidated OSHA personal injury statistics (measured by the number of recordable events). Awards were not payable with respect to the safety measure unless the number of recordable events was less than the three year average. The table also reflects the actual level of achievement in 2011 with respect to the performance measures. Finally, the table reflects how each named executive officer’s 2011 bonus was allocated among the various performance measures. The executives receive 50%, 100%, or up to 150% of the applicable portion for levels of performance attained at threshold, target and maximum, respectively, and the percentage of the target amount for each respective measure that would be paid at various levels of achievement.

Performance Incentive Plan 2011 Performance Measures and Performance Goals

2011 Performance Measure	2011 Performance Goals Threshold/Target/Maximum	2011 Actual Results	Percentage of Target Bonus Paid for Relevant Measure
Consolidated adjusted EBITDA	Threshold: $159.4 million Target: $318.8 million Maximum: $477.6 million	$737.9 million	25% of bonus for all named executive officers other than Mr. Haugen

Petroleum business adjusted EBITDA	Threshold: $94.5 million Target: $189.5 million Maximum: $284.25 million	$519.2 million	25% of bonus for Mr. Haugen

Consolidated adjusted cash flow	Threshold: $10 million Target: $35 million Maximum: $60 million	$262.6 million	25% of bonus for all named executive officers

Crude throughput BPD	Threshold: 90,000 BPD Target: 100,500 BPD Maximum: 102,500 BPD	100,618 BPD	15% of bonus for all named executive officers except Mr. Haugen; 30% for Mr. Haugen

On-stream factors for ammonia and UAN units	Threshold: 90%/87% Target: 95%/92% Maximum: 97%/94%	97.7%/95.5%	15% of bonus for all named executive officers other than Mr. Haugen

Consolidated OSHA personal injury statistics	Threshold: 9 recordable events Target: 8 recordable events Maximum: 7 recordable events	11 recordable events	20% of bonus for all named executive officers

As a result of the levels of performance achieved during 2011, Messrs. Lipinski, Morgan, Riemann and Gross earned 112.94% of their respective 2011 target annual bonuses and Mr. Haugen earned 105.89% of his 2011 target annual bonus. The amounts earned by the named executive officers as a result of their respective levels of performance during 2011 pursuant to the PIP are set forth in the Summary Compensation table that follows in the Non-Equity Incentive Plan Compensation column.

Equity Incentive Awards

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to generate significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee also believes that our equity incentives promote long-term retention of executives due to vesting conditions imposed on such awards. Prior to 2011, the principal equity incentives were those that were negotiated at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring our compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time.

We established the LTIP in connection with our initial public offering in October 2007. The compensation committee may elect to make restricted stock grants, option grants or other equity-based grants under the LTIP in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion. In 2011, the Company granted shares of restricted stock to our named executive officers. The committee chose to grant shares of restricted stock as opposed to another type of equity award following Longnecker’s recommendation that restricted stock is the most efficient equity retention tool in our industry. Although these shares have voting rights immediately upon grant, they are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, provided they continue to serve as an employee of the Company on each such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Perquisites and Personal Benefits

The Company pays for a portion of the cost of medical insurance and life insurance for the named executive officers as it does for all non-union employees (except for certain supplemental life insurance). The total value of all perquisites and personal benefits provided to each named executive officer in 2011 was less than $10,000.

Other Forms of Compensation

Each of our named executive officers has a provision in his employment agreement that provides for certain severance benefits in the event of termination without cause or a resignation with good reason. These severance provisions are described in “Compensation of Executive Officers — Employment Agreements” below. These severance provisions were negotiated between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

CVR Partners, LP

A number of our executive officers, including our named executive officers, serve as executive officers for both the Company and the Partnership. These executive officers receive all of their compensation and benefits from us, including compensation related to services for the Partnership, and are not paid by the Partnership or its general partner. However, the Partnership or the general partner reimburses us pursuant to a services agreement for the time our executive officers spend working for the Partnership. The approximate weighted average percentages of the amount of time the named executive officers spent on management of the Partnership in 2011 are as follows: John J. Lipinski (21%), Edward A. Morgan (36%), Stanley A. Riemann (24%), Edmund S. Gross (30%) and Robert W. Haugen (6%).

We have entered into a services agreement with the Partnership and its general partner in which we have agreed to provide management services to the Partnership for the operation of the nitrogen fertilizer business. Under this agreement the Partnership, its general partner or Coffeyville Resources Nitrogen Fertilizer, LLC, a subsidiary of the Partnership, was required to pay us in 2011 (i) all costs incurred by us in connection with the employment of our employees who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs; and (iv) various other administrative costs in accordance with the terms of the agreement.

Stock Retention Guidelines for Officers and Employees

In general, our corporate governance guidelines require all of the officers and employees of the Company or any of its affiliates who receive as compensation any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 50% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) so long as such individual remains an officer or employee of the Company. In connection with the Transaction Agreement, these stock retention guidelines ceased to apply to shares held by officers and employees at the time of Mr. Icahn’s acquisition of control of the Company. Pursuant to the Transaction Agreement, shares of restricted stock held by the officers and employees will, upon becoming vested in accordance with their terms, be converted into the right to receive, and will be settled by means of, a cash payment as provided in the Transaction Agreement.

Tax Considerations

Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and the three next highest compensated officers other than the chief financial officer) to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more non-employee directors. We submitted the Performance Incentive Plan to stockholders for approval at the 2011 Annual Meeting so that amounts paid pursuant to such plan may fall within the qualified performance-based compensation exception from Section 162(m) of the Code. The Performance Incentive Plan was approved by our stockholders at the 2011 Annual Meeting and is currently the primary program through which cash incentive compensation is paid to our executives. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the compensation committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Accordingly, the compensation committee retains the flexibility to approve compensation that may not be deductible if the committee believes that doing so is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board that served during 2011 reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in CVR Energy’s Proxy Statement.

Compensation Committee

George E. Matelich, Chairman

Steve A. Nordaker

Joseph E. Sparano

Mark E. Tomkins

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned by our named executive officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
John J. Lipinski	2011	900,000	—	5,000,011	2,541,206	24,751	(5)	8,465,968
Chief Executive Officer	2010	900,000	2,000,000	4,975,020	—	18,320		7,893,340
	2009	800,000	2,000,000	—	—	320,039		3,120,039

Edward A. Morgan (4)	2011	335,000	—	165,011	454,029	12,245	(5)	966,285
Chief Financial Officer	2010	315,000	378,000	930,003	—	18,305		1,641,308
	2009	171,346	256,950	439,750	—	186,845		1,054,891

Stanley A. Riemann	2011	425,000	—	1,487,518	960,011	24,751	(5)	2,897,280
Chief Operating Officer	2010	415,000	830,000	1,537,514	—	18,320		2,800,834
	2009	415,000	830,000	—	—	129,517		1,374,517

Edmund S. Gross	2011	362,000	—	1,086,003	408,852	24,769	(5)	1,881,624
Senior Vice President	2010	347,000	305,360	1,119,015	—	19,578		1,790,953
and General Counsel	2009	315,000	315,000	100,005	—	62,567		792,572

Robert W. Haugen	2011	275,000	—	495,015	349,421	16,134	(5)	1,135,570
Executive Vice President,	2010	275,000	330,000	372,515	—	35,928		1,013,443
Refining Operations	2009	275,000	330,000	—	—	113,753		718,753

(1)	Amounts included in this column for the named executive officers reflect bonuses earned pursuant to CVR Energy’s discretionary bonus plan for performance during 2010 and 2009. CVR Energy’s discretionary bonus plan was replaced by the PIP in March 2011.

(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted to the named executive officers pursuant to the LTIP, computed in accordance with FASB ASC Topic 718, as set forth in footnote 2 to our 2011 audited financial statements set forth in the Annual Report filed on February 29, 2012. All of the restricted stock awards granted to the named executive officers pursuant to the LTIP are scheduled to become vested in equal installments on the first three anniversaries of the date of grant, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below. Pursuant to the Transaction Agreement, shares of restricted stock held by the named executive officers will, upon becoming vested in accordance with their terms, be converted into the right to receive, and will be settled by means of, a cash payment as provided in the Transaction Agreement. Prior to 2010, the equity compensation arrangements put into place by our former private equity sponsors at the commencement of their ownership period in 2005, as described below in “— Historical Equity Interests”, were intended to be the primary form of equity incentive awards for Messrs. Lipinski, Riemann, Gross and Haugen through June 2010.

(3)	Amounts in this column reflect amounts earned pursuant to the PIP in respect of performance during 2011, which were paid in 2012.

(4)	Mr. Morgan’s employment with the Company commenced on May 14, 2009. As a result, Mr. Morgan’s compensation for 2009 has been prorated to reflect amounts earned following the date he became employed by CVR Energy. Effective as of January 4, 2012, Mr. Morgan transitioned into the role of executive vice president of investor relations and Mr. Frank A. Pici began serving as the Company’s chief financial officer. On June 1, 2012, Mr. Morgan resigned from the Company.

(5)	Amounts in this column for 2011 include the following: (a) a Company contribution under our 401(k) plan of $11,025 for each of Messrs. Lipinski, Morgan, Riemann, Gross and Haugen; (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program; and (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program. Amounts in this column for 2009 were higher because they also included (a) for Messrs. Lipinski, Riemann, Gross and Haugen, the grant date fair value of profits interests in Coffeyville Acquisition and Coffeyville Acquisition II and phantom points from the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II), (b) in the case of Mr. Morgan, a signing bonus and relocation benefits, including an applicable tax gross-up, and (c) in the case of Mr. Haugen, payment of certain housing benefits and a tax gross-up reimbursement by the Company.

Grants of Plan-Based Awards in Fiscal Year 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John J. Lipinski	—	1,125,000	2,250,000	3,375,000	—	—
	12/30/2011	—	—	—	266,952	5,000,011
Edward A. Morgan	—	201,000	402,000	603,000	—	—
	12/30/2011	—	—	—	8,810	165,011
Stanley A. Riemann	—	425,000	850,000	1,275,000	—	—
	12/30/2011	—	—	—	79,419	1,487,518
Edmund S. Gross	—	181,000	362,000	543,000	—	—
	12/30/2011	—	—	—	57,982	1,086,003
Robert W. Haugen	—	165,000	330,000	495,000	—	—
	12/30/2011	—	—	—	26,429	495,015

(1)	Amounts in these columns reflect amounts that could have been earned by the named executive officers under the PIP in respect of 2011 performance at the threshold, target and maximum levels with respect to each performance measure. The performance measures and related goals set by the compensation committee for 2011 are described in “Compensation Discussion and Analysis.”

(2)	Amounts in these columns reflect the grant date fair value ($18.73 per share) of the restricted stock awards made to the named executive officers pursuant to the LTIP during 2011, computed in accordance with FASB ASC Topic 718.

Employment Agreements

John J. Lipinski.    On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008. Mr. Lipinski’s employment agreement was amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. Mr. Lipinski receives an annual base salary of $900,000 effective as of January 1, 2011. Mr. Lipinski is also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year. In addition, Mr. Lipinski is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for one year following termination of employment. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Edward A. Morgan.    On May 14, 2009, Mr. Morgan entered into an employment agreement with CVR Energy, which was amended effective August 17, 2009. This employment agreement was further amended and restated effective January 1, 2010 and on January 1, 2011, and was subsequently amended on November 29, 2011. This agreement provides for an annual base salary of $335,000 and a 2011 target bonus equal to 120% for Mr. Morgan. In connection with the amendment to Mr. Morgan’s agreement in November 2011, the term was amended to end on December 31, 2012, unless otherwise terminated earlier by either party, and the agreement may be extended on such terms and conditions as CVR Energy and Mr. Morgan mutually agree. This amendment also provided that Mr. Morgan would serve as chief financial officer and treasurer of CVR Energy until the date that is 120 days (or such earlier date as CVR Energy may determine) after the date CVR Energy named a successor to serve in such position, at which time Mr. Morgan would then serve as executive vice president of investor relations. On January 4, 2012, in accordance with the agreement, Mr. Morgan transitioned into the role of executive vice president of investor relations. In connection with this transition and in accordance with the most recent amendment to his agreement, his annual base salary was changed to $275,000. In addition, for 2012 his target bonus will be 120% of his salary as chief financial officer with respect to the period of time he served in such role and 40% of his salary as executive vice president of investor relations for the period of time he serves in such role. Mr. Morgan is also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as are in effect from time to time on the same basis as other senior executives of CVR Energy. Mr. Morgan is required to abide by a perpetual restrictive covenant relating to non-disclosure, a covenant relating to non-competition during his employment and for 30 days following his termination and a covenant relating to non-solicitation during his employment and for one year thereafter. Mr. Morgan’s agreement also provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.” On June 1, 2012, Mr. Morgan resigned from the Company.

Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.    On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Riemann, Gross and Haugen. The agreements were subsequently assumed by CVR Energy and amended and restated between the respective executives and CVR Energy effective as of December 29, 2007. Each of these agreements was further amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreements have a term of three years and expire in January 2014, unless otherwise terminated earlier by the parties. The agreements provide for an annual base salary of $425,000 for Mr. Riemann, $362,000 for Mr. Gross and $275,000 for Mr. Haugen, each effective as of January 1, 2011. Each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year. The target annual bonus percentages for these executive officers effective as of January 1, 2011 are as follows: Mr. Riemann (200%), Mr. Gross (100%) and Mr. Haugen (120%). These executives are also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreements require these executive officers to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and, except in the case of Mr. Gross, non-competition during the executives’ employment and for one year following termination of employment. In addition, these agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Frank A. Pici.    On December 7, 2011, CVR Energy and Frank A. Pici entered into an employment agreement pursuant to which Mr. Pici began to serve as chief financial officer and treasurer of CVR Energy as of January 4, 2012. The term of the agreement terminates on January 4, 2015 unless terminated earlier as provided in the agreement. The agreement provides Mr. Pici with an annual base salary of $350,000 and provides that Mr. Pici is eligible to receive a performance-based annual cash bonus to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year, with a target annual bonus percentage equal to 100% of his annual base salary. Mr. Pici is also entitled to receive certain relocation expenses and to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreement requires Mr. Pici to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition during his employment term and for one year following the end of the term. In addition, the agreement provides for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Historical Equity Interests

Interests in Coffeyville Acquisition LLC (“CA”), Coffeyville Acquisition II LLC (“CA II”) and Coffeyville Acquisition III LLC (“CA III”)

Certain of the named executive officers were issued common units and override units (consisting of operating units and value units) in CA and CA II and common units and override units in CA III. The limited liability company agreements of CA, CA II and CA III (the “LLC Agreements”) provide the methodology for payouts with respect to units. In general terms, the LLC Agreements provide for two classes of interests in each of CA, CA II and CA III: (1) common units; and (2) profits interests referred to as override units (which consist of both operating units and value units in the case of CA and CA II). Common units were issued in exchange for a capital contribution determined by the board of directors of the applicable entity, whereas no capital contributions were made in connection with the issuance of override units. Although both common units and override units have rights with respect to profits and losses of and distributions from CA, CA II and CA III, as set forth in more detail in the applicable LLC Agreement, only common units have voting rights. CA, CA II and CA III have the ability to make distributions to their members to the extent that the cash available to them is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. All cash payable pursuant to the LLC Agreements is paid by CA, CA II and CA III, respectively, not by CVR Energy. Although CVR Energy is required to recognize a compensation expense with respect to such awards, CVR Energy also records a contribution to capital with respect to these awards and as a result, there is no cash effect on CVR Energy. While CA, CA II and CA III interests are held by certain of the named executive officers, each of them has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income, the capital that the named executive officer contributed in exchange for his common units, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction.

During November 2009, distributions were made to the common unit holders and operating unit holders of CA II in accordance with CA II’s LLC Agreement. These distributions were generated by the net proceeds received by CA II upon its sale of 7,376,264 shares of CVR Energy common stock in November 2009. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($160,274); Mr. Riemann ($98,631); Mr. Gross ($7,396); and Mr. Haugen ($24,658). Operating override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($827,114); Mr. Riemann ($367,139); and Mr. Haugen ($188,473).

During November 2010, distributions were made to the common unit holders and override unit holders of CA in accordance with CA’s LLC Agreement. These distributions were generated by the net proceeds received by CA upon its sale of 11,686,158 shares of CVR Energy common stock in November 2010. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($289,710); Mr. Riemann ($178,286); Mr. Gross ($13,370); and Mr. Haugen ($44,571). Override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($1,609,316); Mr. Riemann ($714,342); and Mr. Haugen ($366,712). During November 2010, distributions were made to the common unit holders and override unit holders of CA II in accordance with CA II’s LLC Agreement. These distributions were generated by the net proceeds received by CA II upon its sale of 8,943,842 shares of CVR common stock in November 2010. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($218,871); Mr. Riemann ($134,692); Mr. Gross ($10,100); and Mr. Haugen ($33,673). Override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($1,635,928); Mr. Riemann ($726,155); and Mr. Haugen ($372,777).

During February 2011, distributions were made to the common unit holders and override unit holders of CA in accordance with CA’s LLC Agreement. These distributions were generated by the net proceeds received by CA upon its sale of 11,759,023 shares of CVR Energy common stock in February 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($278,893); Mr. Riemann ($179,090); Mr. Gross ($19,509); and Mr. Haugen ($30,941). Override distributions for the named executive officers were as follows: Mr. Lipinski ($320,595); Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($7,138,736); Mr. Riemann ($3,232,698); and Mr. Haugen ($1,659,547). During February 2011, distributions were also made to the common unit holders and override unit holders of CA II in accordance with CA II’s LLC Agreement. These distributions were generated by the net proceeds received by CA II upon its sale of 15,113,254 shares of CVR Energy common stock in February 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($380,035); Mr. Riemann ($241,332); Mr. Gross ($24,177); and Mr. Haugen ($46,502). Override distributions for the named executive officers were as follows: Mr. Lipinski ($546,392); Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($12,205,716); Mr. Riemann ($5,252,329); and Mr. Haugen ($2,696,344).

During April 2011, distributions were made to the common unitholders and override unitholders of CA III in accordance with CA III’s LLC Agreement. These distributions were generated by the net proceeds received by CA III upon its sale of its interest in CVR GP, LLC to CRLLC in April 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($152,251); Mr. Riemann ($36,551); Mr. Gross ($2,741); and Mr. Haugen ($9,138). Override distributions for the named executive officers were as follows: Mr. Lipinski ($662,780); Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($245,471); Mr. Riemann ($317,224); Mr. Gross ($94,521); and Mr. Haugen ($89,907).

During May 2011, distributions were made to the common unitholders and override unitholders of CA in accordance with CA’s LLC Agreement. These distributions were generated by the net proceeds received by CA upon its sale of 7,988,179 shares of CVR Energy common stock in May 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($318,408); Mr. Riemann ($195,947); Mr. Gross ($14,694); and Mr. Haugen ($48,987). Override distributions for the named executive officers were as follows: Mr. Lipinski ($361,860); Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($9,649,176); Mr. Riemann ($3,859,802); and Mr. Haugen ($1,981,465).

Since the May 2011 distributions, CA, CA II and CA III have been dissolved, and none of our executive officers will receive additional distributions from any of them.

Phantom Unit Plans

CRLLC, a subsidiary of CVR Energy, issued phantom points to certain of the named executive officers pursuant to the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (collectively, the “Phantom Unit Plans”). Unlike the common and override units, any financial obligations related to such phantom points are the obligations of CVR Energy. The Phantom Unit Plans provide for two classes of interests: phantom service points; and phantom performance points (collectively referred to as phantom points). Holders of the phantom service points and phantom performance points have the opportunity to receive a cash payment when distributions are made pursuant to the CA and CA II LLC Agreements in respect of operating units and value units, respectively. The phantom points represent a contractual right to receive a payment when payment is made in respect of certain profits interests in CA and CA II, as applicable.

During November 2009, payments were made under the Phantom Unit Plan II as follows: Mr. Lipinski ($122,872); Mr. Riemann ($53,521); Mr. Gross ($115,156); and Mr. Haugen ($44,461). These payments occurred due to distributions made pursuant to the CA II LLC Agreement upon the sale of 7,376,264 shares of CVR Energy common stock in November 2009.

During December 2010, payments were made under the Phantom Unit Plans as follows: Mr. Lipinski ($511,483); Mr. Riemann ($222,797); Mr. Gross ($479,360); and Mr. Haugen ($185,072). These payments occurred due to distributions made pursuant to the CA and CAII LLC Agreements upon the sale of 11,686,158 and 8,943,842 shares of CVR Energy common stock by CA and CA II, respectively, in November 2010.

During March 2011, payments were made under the Phantom Unit Plans as follows: Mr. Lipinski ($2,891,437); Mr. Riemann ($1,259,459); Mr. Gross ($2,709,851); and Mr. Haugen ($1,046,204). These payments occurred due to distributions made pursuant to the CA and CA II LLC Agreements upon the sale of 11,759,023 and 15,113,254 shares of CVR Energy common stock by CA and CA II, respectively, in February 2011.

During June 2011, payments were made under the Phantom Unit Plan I as follows: Mr. Lipinski ($1,320,948); Mr. Riemann ($575,380); Mr. Gross ($1,237,978); and Mr. Haugen ($477,969). These payments occurred due to distributions made pursuant to the CA LLC Agreement upon the sale of 7,988,179 shares of CVR Energy common stock by CA in May 2011.

Since the June 2011 payments, the Phantom Unit Plans have not been operative, and none of the named executive officers will receive any additional distributions from either Phantom Unit Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

This table reflects outstanding restricted stock awards held by the named executive officers as of December 31, 2011.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John J. Lipinski	148,354	2,778,670
	148,222	2,776,198
	266,952	5,000,011

Edward A. Morgan	8,333	156,077
	12,722	238,283
	27,816	520,994
	27,668	518,222
	8,810	165,011

Stanley A. Riemann	46,361	868,342
	45,564	853,414
	79,419	1,487,518

Edmund S. Gross	5,089	95,317
	39,406	738,074
	30,479	570,872
	57,982	1,086,003

Robert W. Haugen	11,590	217,081
	10,870	203,595
	26,429	495,015

(1)

Represents shares of unvested restricted stock held by the named executive officers as of December 31, 2011. Restricted stock awards granted to the named executive officers pursuant to the LTIP are scheduled to become vested in equal installments on the first three anniversaries of the date of grant, provided the executives continue to serve as an employee of the Company on each such date, and subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below. Pursuant to the Transaction Agreement, shares of restricted stock held by the named executive officers will, upon becoming vested in accordance with their terms, be converted into the right to receive, and will be settled by means of, a cash payment as provided in the Transaction Agreement.

(2)	Amounts in this column reflect the market value of the shares of unvested restricted stock outstanding and held by each named executive officer as of December 31, 2011, calculated by multiplying the number of unvested shares by the closing market price of our common stock on the NYSE on such date ($18.73 per share).

Equity Awards Vested During Fiscal Year 2011

This table reflects the portion of restricted stock awards granted pursuant to the LTIP that became vested during 2011, and equity awards granted by CA, CA II and CA III that became vested and were paid out during 2011.

	Equity Awards
Named Executive Officer	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
John J. Lipinski	74,178	(2)	1,946,431
	74,111	(2)	1,388,099
	315,818.5	(3)	6,650,807
	72,483.0	(3)	846,068
	315,518.5	(4)	8,514,615
	72,483.0	(4)	523,741
	219,378.0	(5)	662,522
	1,403,958.0	(6)	272,379
	1,422,332.0	(7)	1,048,569
	1,403,958.0	(8)	447,133
	1,422,332.0	(9)	1,342,146
	15,185.0	(10)	319,780
	15,185.0	(11)	426,802
	9,061.5	(12)	100,451
	9,061.5	(13)	73,390
Edward A. Morgan	8,333	(2)	160,577
	12,723	(2)	235,248
	13,909	(2)	364,972
	13,834	(2)	259,111
Stanley A. Riemann	23,181	(2)	608,269
	22,783	(2)	426,726
	140,185.5	(10)	2,952,160
	140,185.5	(11)	3,779,467
	75,000.0	(5)	226,500
	611,537.0	(6)	118,646
	619,535.0	(7)	456,734
	611,537.0	(8)	194,767
	619,535.0	(9)	584,611
	5,482.0	(10)	115,446
	5,482.0	(11)	154,082
Edmund S. Gross	5,089	(2)	94,096
	19,704	(2)	517,033
	15,240	(2)	285,445
	22,500.0	(5)	67,950
	1,315,793.0	(6)	255,273
	1,333,002.0	(7)	982,705
	1,315,793.0	(8)	419,052
	1,333,002.0	(9)	1,257,868
Robert W. Haugen	5,796	(2)	152,087
	5,435	(2)	101,798
	71,965.5	(10)	1,515,518
	71,965.5	(11)	1,940,224
	13,125.0	(5)	39,638
	508,019.0	(6)	98,557
	514,656.0	(7)	379,412
	508,019.0	(8)	161,790
	514,656.0	(9)	485,612
	2,814.0	(10)	59,259
	2,814.0	(11)	79,093

(1)	For shares of restricted stock that became vested during fiscal year 2011, the amounts reflected are calculated by multiplying the number of shares that became vested by the closing market price of our common stock on the NYSE on the applicable vesting date. For equity awards granted by CA, CA II and CA III, the amounts reflected are the amounts of distributions received by the named executive officers upon the vesting event.

(2)	Represents shares of unvested restricted stock held by the named executive officers that became vested during fiscal year 2011.

(3)	Represents value units in CA that have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(4)	Represents value units in CA II that have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents profits interests (referred to as override units) in CA III.

(6)	Represents phantom service points under the Phantom Unit Plan I.

(7)	Represents phantom performance points under the Phantom Unit Plan I.

(8)	Represents phantom service points under the Phantom Unit Plan II.

(9)	Represents phantom performance points under the Phantom Unit Plan II.

(10)	Represents value units in CA.

(11)	Represents value units in CA II.

(12)	Represents operating units in CA that have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(13)	Represents operating units in CA II that have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

Change-in-Control and Termination Payments

Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on December 31, 2011, are based upon salaries as of December 31, 2011 and assume the payment of bonuses at 100% of target.

John J. Lipinski.    If Mr. Lipinski’s employment is terminated either by the Company without cause (as defined in his employment agreement) and other than for disability or by Mr. Lipinski for Good Reason (as defined below), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses (“Accrued Amounts”), Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months (b) a pro-rata bonus for the year in which termination occurs, based on actual results, and (c) the continuation of medical, dental, vision and life insurance benefits (“Welfare Benefits”) for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer. In addition, if Mr. Lipinski’s employment is terminated either by the Company without cause and other than for disability (as defined in his employment agreement) or by Mr. Lipinski for Good Reason within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski will receive 1/12 of his target bonus for the year of termination for each month of the 36 month period during which he is entitled to severance. A change in control (as defined in Mr. Lipinski’s employment agreement) occurred on May 7, 2012 upon the acquisition by Icahn of more than 30% of (i) the outstanding common stock of the Company and (ii) the combined voting power of the Company.

Pursuant to Mr. Lipinski’s employment agreement, a resignation for Good Reason means a resignation by Mr. Lipinski within 30 days following the date the Company has engaged in any of the following: (i) the assignment of duties or responsibilities to Mr. Lipinski that reflect a material diminution of his position with the Company; provided, however, that the hiring of a chief executive officer by CVR GP, LLC shall not be a Good Reason event if, immediately thereafter, Mr. Lipinski is the chairman of the board of directors of CVR GP, LLC, (ii) a relocation of Mr. Lipinski’s principal place of employment that increases his commute by more than 50 miles; (iii) a reduction in Mr. Lipinski’s base salary, other than across-the-board reductions applicable to similarly situated employees of the Company; or (iv) a change in control in which Mr. Lipinski does not concurrently receive an employment contract substantially in the form of his current employment agreement from the successor company. Mr. Lipinski must provide the Company with notice promptly following the occurrence of any of the events constituting Good Reason and must give the Company at least 10 business days to cure. If a Good Reason event occurs upon or following a change in control and prior to the tenth business day prior to the first anniversary of the change in control, a resignation for Good Reason (i) may not be effective prior to the ninetieth day after the date of the change in control and (ii) may be effective at any time within the period commencing 90 days after the date of the change in control and ending on the first anniversary of the date of the change in control; provided, however, that Mr. Lipinski must provide the Company with notice of the event constituting Good Reason and must provide the Company at least 10 business days to cure.

If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to (a) disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving these severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts Mr. Lipinski’s beneficiary (or his estate) will be paid (a) the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement and (b) a pro-rata bonus for the year in which termination occurs, based on actual results. Notwithstanding the foregoing, the Company may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. Upon a termination by reason of Mr. Lipinski’s retirement after reaching age 62, in addition to any Accrued Amounts, Mr. Lipinski will receive (a) continuation of Welfare Benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer, (b) provision of an office at the Company’s headquarters and use of the Company’s facilities and administrative support, each at the Company’s expense, for 36 months and (c) a pro-rata bonus for the year in which termination occurs, based on actual results.

In the event that Mr. Lipinski is eligible to receive continuation of Welfare Benefits at active employee rates but is not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing Mr. Lipinski with such benefits at the same cost to the Company as providing him with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay Mr. Lipinski on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had he continued participation in the Company’s plans.

If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to

Accrued Amounts, if any, upon the termination of employment by the Company for cause, or by him voluntarily without good reason and not by reason of his retirement. Mr. Lipinski’s employment agreement requires him to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and noncompetition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Edward A. Morgan, Frank A. Pici, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.    Pursuant to their employment agreements as in effect on December 31, 2011 (in the case of Mr. Pici, in effect on January 4, 2012), if the employment of Messrs. Morgan, Pici, Riemann, Gross or Haugen is terminated either by the Company without cause (as defined in their respective employment agreements) or by the executive officer for Good Reason (as defined below), then these executive officers are entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann), (b) a pro-rata bonus for the year in which termination occurs, based on actual results, and (c) the continuation of Welfare Benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for such benefits from a subsequent employer. In addition, if the employment of the named executive officers is terminated either by the Company without cause and other than for disability or by the executives for Good Reason within one year following a change in control (as defined in their employment agreements) or in specified circumstances prior to and in connection with a change in control, they are also entitled to receive additional benefits. For Messrs. Morgan, Pici, Riemann and Gross, in those circumstances the severance period and benefit continuation period would be extended to 24 months and for Mr. Riemann would be extended to 30 months. The executives will also receive monthly payments equal to 1/12 of their respective target bonuses for the year of termination during the 24 (or 30) month severance period. Mr. Haugen will receive monthly payments equal to 1/12 of his respective target bonus for the year of termination for 12 months. Upon a termination by reason of these executives’ employment upon retirement after reaching age 62, in addition to any Accrued Amounts, they will receive (a) a pro-rata bonus for the year in which termination occurs, based on actual results, and (b) continuation of Welfare Benefits for 24 months at active-employee rates or until such time as they become eligible for such benefits from a subsequent employer. A change in control (as defined in these agreements) occurred on May 7, 2012 upon the acquisition by Icahn of more than 30% of (i) the outstanding common stock of the Company and (ii) the combined voting power of the Company.

The employment agreements for Messrs. Morgan, Pici, Riemann, Gross and Haugen each have the same definition of “Good Reason”. Under these agreements, a resignation for Good Reason means a resignation by the executive within 30 days following the date the Company has engaged in any of the following: (i) the assignment of duties or responsibilities to the executive that reflect a material diminution of the executive’s position with the Company; (ii) a relocation of the executive’s principal place of employment that increases the executive’s commute by more than 50 miles; or (iii) a reduction in the executive’s base salary, other than across-the-board reductions applicable to similarly situated employees of the Company. The executive must provide the Company with notice promptly following the occurrence of any of the events constituting Good Reason and must give the Company at least 30 days to cure.

In the event that Messrs. Morgan, Pici, Riemann, Gross and Haugen are eligible to receive continuation of Welfare Benefits at active-employee rates but are not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing the executives with such benefits at the same cost to the Company as providing them with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay the executives on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had they continued participation in the Company’s plans.

As a condition to receiving these severance payments and benefits, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants set forth in the agreements. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, or by them voluntarily without good reason and not by reason of retirement, death or disability. The employment agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and, except in the case of Mr. Gross, covenants relating to non-competition during their employment terms and for one year following the end of the term of employment.

The table that follows reflects the severance that would have been paid to each of the 2011 named executive officers and Mr. Pici, had their employment been terminated under certain circumstances as of December 31, 2011 (or, in the case of Mr. Pici, as of January 4, 2012, based on his salary as of such date and assuming payment of his bonus at 100% of target). However, certain changes were made pursuant to the most recent amendment to Mr. Morgan’s employment agreement regarding payments and benefits in the event of a termination of his employment. If, after January 4, 2012, Mr. Morgan’s employment is terminated by CVR Energy without cause and other than for disability (as such terms are defined in his employment agreement) or if he resigns for any reason, then in addition to any Accrued Amounts, Mr. Morgan is entitled to receive (i) accelerated vesting of all unvested shares of restricted common stock then held by him, (ii) a pro-rata bonus for the year in which such termination or resignation occurs, based on actual results, and (iii) solely if Mr. Morgan’s employment is terminated by CVR Energy without cause and other than for disability, salary continuation until December 31, 2012. In addition, if after January 4, 2012, Mr. Morgan’s employment is terminated by CVR Energy without cause and other than for disability or if he resigns for good reason (in each case, as such terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, then in addition to the amounts described above, Mr. Morgan is entitled to receive monthly payments of $9,167 during the 12-month period following such termination or resignation. In addition, the covenant relating to non-competition for Mr. Morgan was amended to only apply during his employment term and for 30 days thereafter. On June 1, 2012, Mr. Morgan resigned from CVR Energy.

	Cash Severance ($)					Benefit Continuation ($)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)				(1)	(2)
John J. Lipinski	4,950,000	4,950,000	2,250,000	4,950,000	11,700,000	—	—	53,078	53,078	53,078
Edward A. Morgan	—	—	402,000	737,000	1,876,000	—	—	29,280	14,640	29,280
Stanley A. Riemann	—	—	850,000	1,487,500	4,037,500	—	—	35,386	26,540	44,232
Edmund S. Gross	—	—	362,000	724,000	1,810,000	—	—	43,470	21,735	43,470
Robert W. Haugen	—	—	330,000	605,000	935,000	—	—	35,452	17,726	17,726
Frank A. Pici	—	—	959	350,959	1,400,959	—	—	27,568	13,784	27,568

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

Each of the named executive officers has been granted shares of restricted stock granted pursuant to the LTIP. In connection with joining the Company on May 14, 2009, Mr. Morgan was awarded 25,000 shares of restricted stock. On December 18, 2009, Mr. Morgan was granted 38,168 shares of restricted stock and Mr. Gross was awarded 15,268 shares of restricted stock. On July 16, 2010, Messrs. Lipinski, Morgan, Riemann, Gross and Haugen were granted 222,532, 41,725, 69,542, 59,110 and 17,386 shares of restricted stock, respectively. On

December 31, 2010, Messrs. Lipinski, Morgan, Riemann, Gross and Haugen were granted 222,333, 41,502, 68,347, 45,719 and 16,305 shares of restricted stock, respectively. On December 30, 2011, Messrs. Lipinski, Morgan, Riemann, Gross and Haugen were granted 266,952, 8,810, 79,419, 57,982 and 26,429 shares of restricted stock, respectively. Subject to vesting requirements, the named executive officers are required to retain at least 50% of their respective shares for a period equal to the lesser of (a) three years, commencing with the date of the award, or (b) as long as such individual remains an officer or employee of the Company (or an affiliate). The named executive officers have the right to vote their shares of restricted stock immediately, although the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances. The shares granted to Mr. Morgan in May 2009 become immediately vested in the event of his death or disability. All other grants of restricted stock become immediately vested in the event of the relevant named executive officer’s death, disability or retirement after reaching age 62, or in the event of any of the following: (a) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control of the Company; (b) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (c) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. The terms disability, retirement, cause, good reason and change in control are all defined in the LTIP. A change in control (as defined in the LTIP) occurred on May 7, 2012 upon the acquisition by Icahn of more than 30% of (i) the outstanding common stock of the Company and (ii) the combined voting power of the Company. Pursuant to the Transaction Agreement, shares of restricted stock held by the named executive officers will, upon becoming vested in accordance with their terms, be converted into the right to receive, and will be settled by means of, a cash payment as provided in the Transaction Agreement. In addition, the definition of Good Reason in the LTIP indicates that the definition of such term set forth in the applicable executive’s employment agreement should be applied. Moreover, in the event that Mr. Lipinski, Mr. Riemann, Mr. Gross or Mr. Haugen is terminated by the Company, or a subsidiary or division of the Company, without cause and other than for disability at any time on or following the date that the applicable executive officer reaches age 60, then such executive officer’s restricted stock will vest immediately. As of the date of this Proxy Statement, this acceleration provision would apply to Messrs. Lipinski, Riemann and Gross who were each at least 60 years old as of such date.

The following table reflects the value of accelerated vesting of the unvested restricted stock awards held by the named executive officers assuming the triggering event took place on December 31, 2011, and based on the closing price of the Company’s common stock as of such date, which was $18.73 per share.

	Value of Accelerated Vesting of Restricted Stock Awards ($)
	Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)
John J. Lipinski	10,554,879	10,554,879	10,554,879	10,554,879	10,554,879
Edward A. Morgan	1,598,587	1,598,587	1,598,587	—	1,598,587
Stanley A. Riemann	3,209,273	3,209,273	3,209,273	3,209,273	3,209,273
Edmund S. Gross	2,490,266	2,490,266	2,490,266	2,490,266	2,490,266
Robert W. Haugen	915,691	915,691	915,691	—	915,691

(1)	Termination without cause or resignation for good reason not in connection with a change in control. The values included for Messrs. Lipinski, Riemann and Gross reflect accelerated vesting by reason of termination without cause after such executive has reached age 60.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders that occurred during the year ended December 31, 2011.

Transactions with Icahn

Transaction Agreement

On April 18, 2012, CVR Energy, Inc. entered into a Transaction Agreement (the “Transaction Agreement”) among the Company, IEP Energy LLC (the “Offeror”), and each of the other parties listed on the signature pages thereto, each of whom is an affiliate of the Offeror, and Carl C. Icahn (collectively with the Offeror, the “Offeror Parties”).

Pursuant to the Transaction Agreement, following the date of the Transaction Agreement, the Offeror amended, in accordance with the terms of the Transaction Agreement, its tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock (the “Shares”) for a price of $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within fifteen months following the expiration of the offer and such transaction closes (a “CCP”). The Offer, as amended, expired at 11:59 p.m., New York City time, on May 4, 2012 (the “Expiration Date”). Pursuant to the Offer, the Offeror acquired 48,112,317 Shares for total consideration of $1,443,364,510 and, as of May 7, 2012, owned 60,696,544 Shares or approximately 69% of the Shares outstanding.

Following the closing of the Offer, because the Offeror held less than 90% of the outstanding Shares, the Transaction Agreement required the Offeror to provide for a ten business day subsequent offering period during which stockholders who did not previously tender had a second opportunity to tender their Shares for the same consideration of $30 per Share plus the CCP (the “Subsequent Offering Period”). The Subsequent Offering Period expired at 11:59 pm on May 18, 2012. During this period, the Offeror acquired an additional 9,448,431 Shares, bringing his total ownership to 71,198,718 Shares.

Pursuant to the Transaction Agreement, immediately following the closing of the Offer, all but two of the members of the Board resigned and were replaced by an equal number of directors designated by the Offeror. In addition, immediately following the closing of the Subsequent Offering Period, the remaining two directors resigned from the Board and were replaced by two directors designated by the Offeror.

Promptly following the consummation of the Offer, for a period of 60 days the Company will solicit proposals or offers from third parties to acquire the Company (the “Marketing Period”). If a proposal to acquire the Company for all-cash consideration equal to or exceeding $35 per Share is made within the Marketing Period (subject to certain adjustments and qualifications set forth in the Transaction Agreement), the Offeror Parties have agreed to support the proposal, including by voting for or consenting to the proposal if it is submitted to the stockholders of the Company for their vote or consent. Any holder of CCPs will be entitled to any value realized in excess of $30 per Share, net of any investment banking fees, subject to the terms of the CCPs.

Transactions with Former 5% Owners

Funds affiliated with Kelso & Co. (the “Kelso Funds”) owned more than 5% of our common stock until May 26, 2011. Funds affiliated with Goldman, Sachs & Co. (the “Goldman Sachs Funds”) owned more than 5% of our common stock until February 8, 2011. Two employees of Goldman Sachs and two employees of Kelso & Co. were directors on our Board until May 2011; the two Goldman Sachs-affiliated directors and one of the Kelso-affiliated directors elected not to seek reelection to our Board at our 2011 Annual Meeting. In addition, the Goldman Sachs Funds and the Kelso Funds owned the managing general partner of the Partnership until

April 2011, when the Partnership consummated its initial public offering. Two employees of Goldman Sachs and two employees of Kelso served as directors of the general partner of the Partnership until June 1, 2011, when the two Goldman Sachs-affiliated directors and one of the Kelso-affiliated directors resigned from the board of the general partner of the Partnership.

The Kelso Funds have not owned any of our common stock since May 26, 2011 and the Goldman Sachs Funds have not owned any of our common stock since February 8, 2011. The Goldman Sachs Funds and the Kelso Funds have not owned any interest in the Partnership since April 2011. There are currently no affiliates of Goldman Sachs or Kelso on our Board or the board of the general partner of the Partnership.

Stockholders Agreement

In October 2007, we entered into a stockholders agreement with affiliates of the Kelso Funds and the Goldman Sachs Funds. Pursuant to this agreement, affiliates of the Kelso Funds and the Goldman Sachs Funds had rights to nominate directors to our Board for so long as they owned more than a specified number of shares of common stock. Until May 26, 2011, the Kelso Funds had the right to nominate one director to our Board. The Kelso Funds and the Goldman Sachs Funds currently do not own any shares of common stock and, accordingly, they no longer have rights to nominate directors to our Board and the stockholders agreement is no longer in effect.

Registration Rights Agreement

In October 2007, we entered into a registration rights agreement with affiliates of the Kelso Funds and the Goldman Sachs Funds pursuant to which we were required to register the sale of our shares held by them on three occasions. Affiliates of the Kelso Funds and the Goldman Sachs Funds exercised these registration rights in February 2011 and affiliates of the Kelso Funds exercised these registration rights in May 2011.

The Company paid approximately $0.3 million in registration expenses in connection with a secondary offering that occurred in February 2011 for the benefit of the Kelso Funds and the Goldman Sachs Funds in accordance with the terms of the registration rights agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.

The Company paid approximately $0.4 million in registration expenses in connection with a secondary offering that occurred in May 2011 for the benefit of the Kelso Funds in accordance with the terms of the registration rights agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.

Prior Credit Facility

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., until February 2011 was one of the lenders under CRLLC’s prior credit facility, which was superseded by the Company’s new ABL credit facility entered into in February 2011. Goldman Sachs Credit Partners L.P. was also a joint lead arranger and bookrunner under such prior credit facility.

Money Market Account

CRLLC opened a highly liquid money market account with average maturities of less than 90 days with the Goldman Sachs Fund family in September 2008. CRLLC has maintained this account with the Goldman Sachs Fund family since that time. As of December 31, 2011, the balance in the account was zero. This account earned interest income of approximately $26,000 in 2011.

Initial Public Offering of CVR Partners

Goldman Sachs & Co. was one of the representatives of the underwriters in connection with the initial public offering of CVR Partners, LP in 2011.

CVR Partners Credit Facility

Goldman Sachs Lending Partners LLC is the administrative agent and collateral agent with respect to CVR Partners’ principal credit facility, which was entered into in April 2011. The credit facility includes a term loan facility of $125.0 million and a revolving credit facility of $25.0 million with an uncommitted incremental facility of up to $50.0 million, which was undrawn as of December 31, 2011. The credit facility matures in April 2016.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

In addition, the charter for the audit committee of our Board provides that the audit committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of the Partnership acting on its own behalf and not on behalf of the Partnership), on the one hand, and the Partnership or any of its subsidiaries, on the other hand.

Transactions with CVR Partners, LP

Background

In October 2007, prior to our Company’s initial public offering, we created the Partnership. We transferred our nitrogen fertilizer business to the Partnership. The Partnership initially had three partners: a managing general partner, CVR GP, LLC, which we owned; a special general partner, CVR Special GP, LLC, which we owned; and a limited partner, CRLLC. We sold the managing general partner for $10.6 million to Coffeyville Acquisition III LLC (“CA III”), a newly created entity owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Magnetite Asset Investors III L.L.C. and other members of our management.

In connection with the creation of the Partnership in October 2007, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement which set forth the various rights and responsibilities of the partners in the Partnership. In addition, we entered into a number of intercompany agreements with the Partnership and the managing general partner which regulated certain business relations among us, the Partnership and the managing general partner.

In April 2011, the Partnership consummated its initial public offering of common units representing limited partner interests. To effectuate the Partnership’s initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with the Partnership and CRNF as set forth below. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

Contribution, Conveyance and Assumption Agreement (October 2007)

In October 2007, the Partnership entered into a contribution, conveyance and assumption agreement (the “Contribution Agreement”), with the Partnership’s managing general partner, CVR Special GP, LLC (our subsidiary that held a general partner interest in the Partnership) and CRLLC (our subsidiary that held a limited partner interest in the Partnership). Pursuant to the Contribution Agreement, CRLLC transferred our subsidiary that owns the fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP, LLC of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, (2) the issuance to CRLLC of 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (3) the issuance to the managing general partner of the managing general partner interest in the Partnership and (4) the agreement by the Partnership, contingent upon the Partnership consummating an initial public or private offering, to reimburse us for capital expenditures we incurred during the two year period prior to the sale of the managing general partner to CA III, in connection with the operations of the fertilizer plant. The Partnership assumed all liabilities arising out of or related to the ownership of the fertilizer business to the extent arising or accruing on and after the date of transfer.

Amended and Restated Contribution, Conveyance and Assumption Agreement (April 2011)

Certain of our subsidiaries and affiliates entered into an amended and restated contribution, conveyance and assumption agreement with the Partnership and CRNF in order to facilitate the consummation of the Partnership’s initial public offering. Pursuant to this agreement, (1) the Partnership distributed all of its cash on hand, other than cash in respect of prepaid sales, to CRLLC, (2) CVR Special GP, LLC exchanged its 33,303,000 special GP units for a specified amount of the Partnership’s common unites, (3) CRLLC exchanged its 30,333 special LP units for a specified amount of the Partnership’s common units, (4) CVR Special GP, LLC was merged with and into CRLLC, (5) the Partnership used the net proceeds of the initial public offering to repay CRLLC in satisfaction of the Partnership’s obligation to reimburse CRLLC for certain capital expenditures CRLLC made with respect to the nitrogen fertilizer business ($18.4 million), to make a distribution to CRLLC ($117.1 million) and to redeem the Partnership’s incentive distribution rights (“IDRs”) from CVR GP, LLC ($26.0 million), with the remainder to be used for general corporate purposes, (6) CRLLC and CVR GP, LLC executed an amended and restated partnership agreement (as described in more detail below), (7) CVR GP, LLC distributed the proceeds it received from the redemption of the IDRs to CA III and (8) CA III sold its interest in CVR GP, LLC to CRLLC.

Underwriting Agreement

In connection with the Partnership’s initial public offering, the Partnership, CVR GP, LLC, CRNF, CRLLC and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), entered into an Underwriting Agreement on April 7, 2011. The Underwriting Agreement contained customary representations, warranties and agreements of the parties. The Partnership, CVR GP, LLC and CRNF agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Credit Agreement

At the closing of the Partnership’s initial public offering, the Partnership, through CRNF, entered into a Credit and Guaranty Agreement (the “Partnership Credit Agreement”), with the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent. The Partnership Credit Agreement provides for (i) a term loan facility of $125.0 million, all of which was drawn at the closing of the Partnership’s initial public offering and (ii) a revolving credit facility of $25.0 million, none of which was drawn at the closing of the Partnership’s initial public offering. The Partnership Credit Agreement also includes an uncommitted incremental facility of up to $50.0 million. The Partnership Credit Agreement will mature in 2016. The Partnership Credit Agreement is unconditionally guaranteed by the Partnership and substantially all of the

Partnership’s future, direct and indirect domestic subsidiaries. All obligations under the Partnership Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a security interest in substantially all of the assets of the Partnership and CRNF and all of the capital stock of CRNF and each domestic subsidiary owned by the Partnership or CRNF.

Pet Coke Supply Agreement

We are a party to a pet coke supply agreement with the Partnership, dated as of October 2007, pursuant to which we supply pet coke to the Partnership. This agreement provides that we must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at our Coffeyville, Kansas petroleum refinery or (ii) 500,000 tons of pet coke. The Partnership is obligated to purchase this annual required amount. If during a calendar month CVR Energy produces more than 41,667 tons of pet coke, then the Partnership will have the option to purchase the excess at the purchase price provided for in the agreement. If the Partnership declines to exercise this option, we may sell the excess to a third party.

The Partnership obtains most (over 70% on average during the last five years) of the pet coke it needs from our adjacent crude oil refinery pursuant to the pet coke supply agreement and procures the remainder on the open market. The price the Partnership pays pursuant to the pet coke supply agreement is based on the lesser of a pet coke price derived from the price received for UAN, or the UAN-based price, and a pet coke price index. The UAN-based price begins with a pet coke price of $25 per ton based on a price per ton for UAN (exclusive of transportation cost), or netback price, of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.

The Partnership also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. The Partnership will be entitled to offset any amount payable for the pet coke against any amount due from CVR Energy under the feedstock and shared services agreement between the parties. If the Partnership fails to pay an invoice on time, the Partnership will pay interest on the outstanding amount payable at a rate of three percent above the prime rate.

In the event CVR Energy delivers pet coke to the Partnership on a short term basis and such pet coke is off-specification on more than 20 days in any calendar year, there will be a price adjustment to compensate the Partnership and/or capital contributions will be made to the Partnership to allow the Partnership to modify its equipment to process the pet coke received. If CVR Energy determines that there will be a change in pet coke quality on a long-term basis, then it will be required to notify the Partnership of such change with at least three years’ notice. The Partnership will then determine the appropriate changes necessary to its nitrogen fertilizer plant in order to process such off-specification pet coke. CVR Energy will compensate the Partnership for the cost of making such modifications and/or adjust the price of pet coke on a mutually agreeable commercially reasonable basis.

The terms of the pet coke supply agreement provide benefits both to the Partnership and to us. The cost of the pet coke supplied by CVR Energy to the Partnership in most cases will be lower than the price that the Partnership otherwise would pay to third parties. The cost to the Partnership will be lower both because the actual price paid will be lower and because the Partnership will pay significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility, which will involve no freight or tariff costs). In addition, because the cost the Partnership pays will be formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), the Partnership will enjoy lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.

In return for CVR Energy receiving a potentially lower price for pet coke in periods when the pet coke price is impacted by lower UAN prices, we enjoy the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with handling pet coke; enjoying flexibility in our crude slate and operations as a result of not being required to meet a specific pet coke quality; and avoiding the administration, credit risk and marketing fees associated with selling pet coke.

The Partnership may be obligated to provide security for its payment obligations under the agreement if in CVR Energy’s sole judgment there is a material adverse change in the Partnership’s financial condition or liquidity position or in the Partnership’s ability to make payments. This security shall not exceed an amount equal to 21 times the average daily dollar value of pet coke the Partnership purchases for the 90-day period preceding the date on which CVR Energy gives the Partnership notice that it has deemed that a material adverse change has occurred. Unless otherwise agreed by CVR Energy and the Partnership, the Partnership can provide such security by means of a standby or documentary letter of credit, prepayment, a surety instrument or a combination of the foregoing. If the Partnership does not provide such security, CVR Energy may require the Partnership to pay for future deliveries of pet coke on a cash-on-delivery basis, failing which it may suspend delivery of pet coke until such security is provided and terminate the agreement upon 30 days’ prior written notice. Additionally, the Partnership may terminate the agreement within 60 days of providing security, so long as the Partnership provides five days’ prior written notice.

The agreement has an initial term of 20 years, which will be automatically extended for successive five year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the Coffeyville, Kansas refinery are permanently terminated or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements.

The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages, from either party or certain affiliates.

The Partnership’s pet coke cost per ton purchased from CVR Energy averaged $28, $11 and $22 for the years ended December 31, 2011, 2010 and 2009, respectively. Total Partnership purchases of pet coke from CVR Energy were approximately $10.7 million, $4.0 million and $7.9 million for the years ended December 31, 2011, 2010 and 2009, respectively. Third-party pet coke prices averaged $45, $40 and $37 for the years ended December 31, 2011, 2010 and 2009, respectively. Total purchases of pet coke from third parties were approximately $6.2 million, $3.4 million and $5.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Amended and Restated Feedstock and Shared Services Agreement

We and the Partnership entered into a feedstock and shared services agreement in October 2007 and an amended and restated feedstock and shared services agreement in April 2011 in connection with the Partnership’s initial public offering. Under this agreement, we and the Partnership agreed to provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CVR Energy’s Coffeyville, Kansas refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.

Pursuant to the feedstock agreement, we and the Partnership have the obligation to transfer excess hydrogen to one another. The Partnership is only obligated to provide hydrogen to CVR Energy upon demand if the hydrogen is not required for operation of the Partnership’s fertilizer plant, as determined in a commercially reasonable manner as based upon the Partnership’s current or anticipated operational needs. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties. Pricing for sales of hydrogen from the Partnership to CVR Energy is structured to make the Partnership whole as if it had used the hydrogen sold to CVR Energy to produce ammonia. After extended periods of time and in excess of certain quantity thresholds, pricing to CVR Energy reverts to a UAN pricing structure to make the Partnership whole, as if the Partnership had produced UAN for sale. Pricing for sales of hydrogen by CVR Energy to the Partnership is based off of the price of natural gas. The hydrogen sales that we and the Partnership make to each other are netted on a monthly basis, and we or the Partnership will be paid to the extent that either of us sells more hydrogen than purchased in any given month. For the years ended December 31, 2011, 2010 and 2009, CVR Energy purchased approximately $14.2 million, $0.1 million and $0.8 million, respectively, of hydrogen from the Partnership.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the years ended December 31, 2011 and 2010, we purchased $0.3 million and $0.1 million, respectively, of high-pressure steam from the Partnership, and during the year ended December 31, 2009, the Partnership purchased $0.2 million of high-pressure steam from CVR Energy.

The Partnership is also obligated to make available to CVR Energy any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by the Partnership in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in the Partnership’s electric bill. For the years ended December 31, 2011, 2010 and 2009, we paid the Partnership approximately $1.5 million, $0.8 million and $0.8 million, respectively, for nitrogen.

The agreement also provides that both we and the Partnership must deliver instrument air to one another in some circumstances. The Partnership must make instrument air available for purchase by us at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the Partnership’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from us, we are required to make instrument air available to the Partnership for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in our electric bill.

The agreement provides a mechanism pursuant to which the Partnership may transfer a tail gas stream (which is otherwise flared) to CVR Energy, which installed a pipe between the Coffeyville, Kansas refinery and the nitrogen fertilizer plant to transfer the tail gas. The Partnership agreed to pay CVR Energy the cost of installing the pipe over the next three years and in the fourth year provide an additional 15% to cover the cost of capital.

With respect to oxygen requirements, the Partnership is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.

The agreement also addresses the means by which we and the Partnership obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the refinery pursuant to a contract between us and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, the Partnership reimburses us for natural gas transportation and natural gas supplies purchased on its behalf. At our request, or at the request of the Partnership, in order to supply the Partnership with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add the Partnership as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos, whereby both we and the Partnership would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires the Partnership to reimburse us for utility costs related to a sulfur processing agreement between us and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). The Partnership has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both our and the Partnership’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances.

The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.

The agreement has an initial term of 20 years and will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the Coffeyville, Kansas refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

Raw Water and Facilities Sharing Agreement

We entered into a raw water and facilities sharing agreement with the Partnership in October 2007 which (i) provides for the allocation of raw water resources between our Coffeyville, Kansas refinery and the Partnership’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) that draws raw water from the Verdigris River for both our Coffeyville, Kansas facility and the Partnership’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by us. The agreement provides that both companies have an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at our Coffeyville, Kansas refinery and the Partnership’s nitrogen fertilizer plant.

The agreement provides that both the Partnership’s nitrogen fertilizer plant and our Coffeyville, Kansas refinery are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CVR Energy based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, the Partnership must reimburse CVR Energy for electricity required to operate the water pumps on a prorated basis that is calculated monthly.

Either the Partnership or CVR Energy is entitled to terminate the agreement by giving at least three years’ prior written notice. Between the time that notice is given and the termination date, CVR Energy must cooperate with the Partnership to allow the Partnership to build its own water intake system on the Verdigris River to be used for supplying water to the nitrogen fertilizer plant. CVR Energy is required to grant easements and access over its property so that the Partnership can construct and utilize such new water intake system, provided that no such easements or access over CVR Energy’s property shall have a material adverse affect on its business or operations at the refinery. The Partnership will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CVR Energy terminates the original water sharing agreement, the Partnership may either install a new water intake system at its own expense or require CVR Energy to sell the existing water intake system to the Partnership for a price equal to the depreciated book value of the water intake system as of the date of transfer.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Amended and Restated Cross-Easement Agreement

We entered into a cross-easement agreement with the Partnership in October 2007 and an amended and restated cross-easement agreement in April 2011 in connection with the Partnership’s initial public offering. The purpose of the agreement is to enable both the Company and the Partnership to access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

The agreement provides that facilities located on each party’s property will generally be owned and maintained by the property-owning party; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the overlapping facility.

The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of the Partnership’s other agreements with CVR Energy will terminate upon the termination of such related agreements.

The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement that arose prior to the date of transfer.

Amended and Restated Lease Agreement

We entered into a lease agreement with the Partnership in October 2007 under which we lease certain office and laboratory space to the Partnership. This agreement was amended and restated in April 2011 in connection with the Partnership’s initial public offering. The initial term of the lease will expire in October 2017; provided, however, that the Partnership may terminate the lease at any time during the initial term by providing 180 days’ prior written notice. In addition, the Partnership has the option to renew the lease agreement for up to five additional one-year periods by providing CVR Energy with notice of renewal at least 60 days prior to the expiration of the then existing term. For the year ended December 31, 2011, the total amount paid or payable to us in accordance with the lease agreement was $0.1 million.

Environmental Agreement

We entered into an environmental agreement with the Partnership in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting our Coffeyville, Kansas refinery and the Partnership’s nitrogen fertilizer plant.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by us but is also commingled with environmental contamination caused by the Partnership, we may elect in our sole discretion and at our own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that we will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenues, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates.

The agreement also provides for indemnification in the case of contamination or releases of hazardous materials that are present but unknown at the time the agreement is entered into to the extent such contamination or releases are identified in reasonable detail through October 2012. The agreement further provides for indemnification in the case of contamination or releases that occur subsequent to the execution of the agreement. If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.

The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials or in connection with implementation of the Partnership’s comprehensive pet coke management plan.

The agreement provided for the development of a comprehensive pet coke management plan that established procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.

Amended and Restated Omnibus Agreement

We entered into an omnibus agreement the Partnership in October 2007 and an amended and restated omnibus agreement in April 2011 in connection with the Partnership’s initial public offering.

Under the omnibus agreement, we have agreed not to, and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:

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any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our Board; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

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engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers that the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement, the Partnership has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:

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any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the Partnership’s general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, it must within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•

engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that we have elected not to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, the Partnership has also agreed that we will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, we will be permitted to act in our sole discretion, without any fiduciary obligation to the Partnership or its unitholders whatsoever. These obligations will continue so long as we own the majority of the Partnership’s general partner directly or indirectly.

Amended and Restated Services Agreement

We entered into a services agreement with the Partnership and the managing general partner of the Partnership in October 2007 pursuant to which we provided certain management and other services to the Partnership and the managing general partner of the Partnership. Under this agreement, the managing general partner of the Partnership engaged us to conduct the day-to-day business operations of the Partnership. This agreement was amended and restated in April 2011 in connection with the Partnership’s initial public offering.

We provide the Partnership with the following services under the agreement, among others:

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services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

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recommendations on capital raising activities to the board of directors of the general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for the Partnership and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the general partner of the Partnership from time to time.

As payment for services provided under the agreement, the Partnership, the general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, including administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.

The Partnership and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries and the Partnership will bear all personnel costs for these employees.

Either we or the Partnership’s general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. We also have the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of our affiliates or any other person or entity, though such delegation does not relieve us from our obligations under the agreement. Beginning April 13, 2012, either we or the Partnership’s general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, the Partnership’s general partner may terminate the agreement immediately if we become bankrupt, or dissolve and commence liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, we and our affiliates, on the one hand, and the Partnership, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

The agreement also contains an indemnity provision whereby the Partnership, the Partnership’s general partner, and CRNF, as indemnifying parties, agree to indemnify us and our affiliates (other than the indemnifying parties themselves) against losses and liabilities incurred in connection with the performance of services under the agreement or any breach of the agreement, unless such losses or liabilities arise from a breach of the agreement by us or other misconduct on our part, as provided in the agreement. The agreement also contains a provision stating that we are an independent contractor under the agreement and nothing in the agreement may be construed to impose an implied or express fiduciary duty owed by us, on the one hand, to the recipients of services under the agreement, on the other hand. The agreement prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from us or certain affiliates, except in cases of gross negligence, willful misconduct, bad faith, reckless disregard in performance of services under the agreement, or fraudulent or dishonest acts on our part.

For the year ended December 31, 2011, the total amount paid or payable to us pursuant to the services agreement was approximately $7.5 million.

GP Services Agreement

We are party to a GP Services Agreement dated November 29, 2011 between us, CVR GP, LLC and the Partnership. This agreement allows us to engage CVR GP, LLC, in its capacity as the Partnership’s general partner, to provide us with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between us and the Partnership’s general partner from time to time. As payment for services provided under the agreement, we must pay a prorated share of costs incurred by the Partnership or the Partnership’s general partner in connection with the employment of Partnership employees who provide us services on a part-time basis, as determined by the Partnership’s general partner on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. Pursuant to this GP Services Agreement, one of the Partnership’s executive officers has performed business development services for CVR Energy from time to time.

CVR Energy is not required to pay any compensation, salaries, bonuses or benefits to any of the Partnership’s general partner’s employees who provide services to CVR Energy on a full-time or part-time basis; the Partnership will continue to pay their compensation.

Either CVR Energy or the Partnership’s general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. The Partnership’s general partner also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve the Partnership’s general partner from its obligations under the agreement. Either CVR Energy or the Partnership’s general partner may terminate the agreement upon at least 180 days’ notice, but no more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if the Partnership or its general partner becomes bankrupt or dissolve and commence liquidation or winding-up.

The amount incurred under the GP Services Agreement for the year ended December 31, 2011 was approximately $0.3 million, of which $0 was outstanding as of December 31, 2011.

Trademark License Agreement

In connection with the Partnership’s initial public offering, we entered into a trademark license agreement with the Partnership pursuant to which we granted to the Partnership a non-exclusive and non-transferrable (without our prior written consent) license to use the CVR Partners and Coffeyville Resources logos in connection with its business. The Partnership agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.

Amended and Restated Registration Rights Agreement

We entered into a registration rights agreement with the Partnership in October 2007 pursuant to which the Partnership was required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). In connection with the Partnership’s initial public offering, CRLLC, our wholly-owned subsidiary, entered into an amended and restated registration rights agreement with the Partnership, pursuant to which the Partnership may be required to register the sale of the Partnership common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that the Partnership register the sale of common units held by CRLLC on six occasions, including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if the Partnership elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of the Partnership common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

Limited Partnership Agreement

In October 2007, the managing general partner, the special general partner and the limited partner entered into the first amended and restated limited partnership agreement of CVR Partners, LP to govern the relations among the parties. In connection with the Partnership’s initial public offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of the Partnership. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC on a current report on Form 8-K.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as the Partnership’s general partner.

Common units.    The common units represent limited partner interests in the Partnership and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under the Partnership’s partnership agreement.

General partner interest.    The general partner interest, which is held solely by the Partnership’s general partner, entitles the holder to manage the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations. The Partnership’s general partner can be sold without the consent of other partners in the Partnership.

Management of the Partnership

The Partnership’s general partner manages the Partnership’s operations and activities as specified in the partnership agreement. As of December 31, 2011, the board of directors of the general partner consisted of John J. Lipinski, Byron R. Kelley, Stanley A. Riemann, Donna R. Ecton, Frank M. Muller, Jr., Mark A. Pytosh and Jon R. Whitney. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of the Partnership’s business.

Cash Distributions by the Partnership

The Partnership will make cash distributions to holders of common units pursuant to the Partnership’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that the partnership agreement allows the Partnership to issue an unlimited number of additional equity interests of equal or senior rank. The partnership agreement permits the Partnership to borrow to make distributions, but it is not required, and does not intend, to do so. The Partnership does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under the Partnership’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, the Partnership’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

•	Issuance of additional units: no approval right.

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Amendment of the partnership agreement:    certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

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Withdrawal of the general partner:    under most circumstances, a unit majority, excluding common units held by the Partnership’s general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

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Transfer of the general partner’s general partner interest:    the general partner may transfer all, but not less than all, of its general partner interest in the Partnership without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

Conflicts of Interest

Under the partnership agreement the general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•

The partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, the Partnership, its affiliates, any limited partner or the common unitholders.

•

The partnership agreement provides that the general partner shall not have any liability to the Partnership or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•

The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•

The partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•

The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. The Partnership has adopted these provisions to allow the Partnership’s general partner or its affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partner’s state law fiduciary duty standards.

•

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•

The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These contractual standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•

The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•

If the Partnership’s general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•

Delaware law generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

•

In addition to the other more specific provisions limiting the obligations of the Partnership’s general partner, the partnership agreement further provides that the Partnership’s general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Distributions of the Proceeds of the Sale of the General Partner and Incentive Distribution Rights by Coffeyville Acquisition III

Coffeyville Acquisition III LLC (“CA III”), the owner of the general partner (and the associated incentive distribution rights) immediately prior to the Partnership’s initial public offering, was owned by the Goldman Sachs Funds, the Kelso Funds, a former board member, our executive officers and other members of our management. In connection with the Partnership’s initial public offering, the general partner sold the incentive distribution rights to the Partnership for $26.0 million, and CA III sold CVR GP, LLC to CRLLC. CA III distributed the proceeds of the sale of CVR GP, LLC and the incentive distribution rights to its members pursuant to its limited liability company agreement. Each of the entities and individuals named below was entitled to receive the following approximate amounts in respect of their common units and override units in CA III:

Entity/Individual	Amount Distributed by CA III (in millions)
The Goldman Sachs Funds	$11.7
The Kelso Funds	$11.5
John J. Lipinski	$1.1
Stanley A. Riemann	$0.4
Edmund S. Gross	$0.1
Robert W. Haugen	$0.1
All management members, as a group	$2.4
Total distributions	$26.0

AUDIT COMMITTEE REPORT

As of December 31, 2011, the audit committee consisted of the following members of the Board: Messrs. Mark E. Tomkins (chairman), Barbara M. Baumann, C. Scott Hobbs and Steve A. Nordaker. Our Board determined that Mr. Tomkins qualified as an “audit committee financial expert.” Additionally, our Board determined that each member of the audit committee, including Mr. Tomkins, was “financially literate” under the requirements of the NYSE. Our Board also determined that all four members of the audit committee were independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing management’s assessment of the effectiveness of internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met 11 times during 2011. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and KPMG. The audit committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit committee met with KPMG, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. KPMG gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

When determining KPMG’s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2011 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2012.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Mark E. Tomkins, Chairman Barbara M. Baumann C. Scott Hobbs Steve A. Nordaker

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2011 and 2010, professional services were performed by KPMG for the Company and its subsidiaries. The following is a description of such services and the fees billed by KPMG in relation thereto.

Type of Fees	2011	2010
Audit Fees(1)	$2,642,000	$3,063,000
Audit-Related Fees(2)	$69,000	$65,000
Tax Fees(3)	$172,000	$100,000
All Other Fees	$—	$—

Total Fees Billed	$2,883,000	$3,228,000

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act, audits performed as part of registration statement filings of the Company’s affiliate, CVR Partners, LP, and consents, comfort letters and the review of documents filed with the SEC. The fees for 2011 also include fees for the annual audit and the quarterly reviews of CVR Partners, LP of approximately $0.6 million and audit fees related to our acquisition of Gary-Williams Energy Corporation and its subsidiaries and the related debt offerings of approximately $0.6 million. The fees for 2010 include approximately $1.2 million associated with the filing of the registration statement of CVR Partners and the associated audits of the annual period for 2010, 2009 and 2008.

(2)	Audit-Related Fees consist of a subsidiary financial statement audit and agreed upon procedures performed for statutory reporting.

(3)	Tax Fees consist of fees for general income tax consulting and tax compliance.

The audit committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax calculations, were compatible with maintaining KPMG’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2013, in general, the Secretary must receive the written proposal at the address below no later than March 4, 2013. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than March 19, 2013 and no later than April 18, 2013 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2013 is held more than 30 days before or after July 17, 2013, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2013 Annual Meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The nominating and corporate governance committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Director Qualifications” above.

To nominate an individual for election at our annual meeting for 2013, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no earlier than March 19, 2013 and no later than April 18, 2013, unless the date of the stockholder meeting is moved more than 30 days before or after July 17, 2013, then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2013 Annual Meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2013 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to April 8, 2013, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross Senior Vice President, General Counsel and Secretary July 2, 2012

SUPPLEMENTAL PROXY STATEMENT INFORMATION

July 2, 2012

As we previously disclosed, on June 27, 2012, the Company’s Board increased its size from nine to ten directors and appointed Carl C. Icahn as a director and Chairman of the Board.

As these events occurred subsequent to printing the enclosed Notice of 2012 Annual Meeting and Proxy Statement (the “Proxy Statement”), we are providing this supplement (the “Supplement”) to update information in the Proxy Statement.

1.	Proposal # 1 to be acted upon at the 2012 Annual Meeting will be the election of ten directors, each to serve a one-year term expiring upon the 2013 Annual Meeting of Stockholders or until their successor has been duly elected or qualified.

2.	The number of director nominees standing for election at the 2012 Annual Meeting will be ten (10) and include Mr. Icahn. Biographical information for Mr. Icahn appears below:

Carl C. Icahn, 78, has served as Chairman of the Board of Directors since June 2012. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar, casino gaming and food/packaging (and since May 2012, IEP has owned a majority of our common stock). Since March 2010, Mr. Icahn has been the chairman of the board of directors of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. Since September 2011, Mr. Icahn has been the President and a member of the executive committee of XO Holdings, a telecommunications services provider (and served as chairman of the board and a director of its predecessors since January 2003). From October 2005 until December 2011, Mr. Icahn served as a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of IEP. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated, a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. From July 1993 to July 2010, Mr. Icahn served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. From May 2005 to January 2010, Mr. Icahn served as a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn was a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. Mr. Icahn was a director of Motricity, Inc., a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Icahn received his B.A. from Princeton University. Based on Mr. Icahn’s significant business experience and leadership roles serving as a director in various companies noted above and his history of creating value in companies across multiple industries, we believe that Mr. Icahn has the requisite set of skills to serve as Chairman of the Board.

Including the 71,198,718 shares that Mr. Icahn may be deemed to beneficially own, the current executive officers and directors as a group (16 individuals) beneficially own 72,241,290 shares, or 81.72% of our outstanding shares.

Please read the Proxy Statement as supplemented by this Supplement.

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

July 17, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2011 Annual Report, which includes our 2011 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	21030300000000000000 4				071712
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF TEN DIRECTORS, 2, “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012, AND 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”).
	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
1. To elect ten directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Bob G. Alexander O SungHwan Cho O Carl C. Icahn O Vincent J. Intrieri O John J. Lipinski O Samuel Merksamer O Stephen Mongillo O Daniel A. Ninivaggi O James M. Strock O Glenn R. Zander		3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

July 17, 2012

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our Proxy Statement and the CVR Energy 2011 Annual Report, which includes our 2011 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. i

¢ 21030300000000000000 4	071712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, “FOR” THE ELECTION OF TEN DIRECTORS, 2, “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012, AND 3, “FOR” APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. To elect ten directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Bob G. Alexander O SungHwan Cho O Carl C. Icahn O Vincent J. Intrieri O John J. Lipinski O Samuel Merksamer O Stephen Mongillo O Daniel A. Ninivaggi O James M. Strock O Glenn R. Zander		3.	To approve, by a non-binding, advisory vote, our named executive officer compensation (“Say-on-Pay”).	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	☐	■

	CVR ENERGY, INC.

The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross, Frank A. Pici and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at The New York Palace, 455 Madison Avenue, New York, NY 10022 on Tuesday, July 17, 2012 at 12:30 p.m. (Eastern Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Annual Report on Form 10-K dated February 29, 2012, Notice of 2012 Annual Meeting of Stockholders and Proxy Statement. If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors.

	(Continued and to be signed on the reverse side)

■	14475	■